Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 14th day of September, 2012 among UNITEK GLOBAL SERVICES, INC., a Delaware corporation (“UniTek”), DIRECTSAT USA, LLC, a Delaware limited liability company (“Purchaser”) SkylinK ltd, an Ohio limited liability company (“LLC Seller”), and Mr. John Larbus (“Member” and, collectively with LLC Seller, the “Sellers”).

WITNESSETH:

WHEREAS, LLC Seller is full service satellite contracting company offering services with regards to video, internet and multi-dwelling unit fulfillment/installation for satellite television companies in various markets in Indiana, Ohio, Virginia, and West Virginia, and with corporate offices in Findlay, Ohio (as such fulfillment/installation business is engaged in by LLC Seller, the “Business”); and

WHEREAS, Member is the sole member of LLC Seller; and

WHEREAS, Sellers desire to sell and Purchaser desires to purchase, substantially all of the assets of LLC Seller used to conduct the Business, on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sale and Purchase of Assets.

1.1. Conveyance. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), LLC Seller shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire, all of the respective right, title and interest of LLC Seller in and to all of the assets, properties and rights of LLC Seller of every nature, kind and description, wherever located, tangible and intangible, real, personal and mixed, as the same shall exist on the Closing Date (collectively, the “Assets”). The Assets shall include, without limitation, all of the following: (i) accounts receivable, (ii) inventory items (including, raw materials, work in process, finished products, packaging materials, etc.); (iii) machinery, trucks, equipment, meters, furniture, fixtures, supplies and other tangible property; (iv) customer contracts (written or oral) and accounts (whether or not evidenced by a written contract), purchase orders, bids and proposals; (v) reseller and other distribution and sales agreements; (vi) the leases listed on Schedule 1.1 (the “Assumed Leases”); (vii) files, books, records, invoices, accounts, customer lists and records, supplier lists, catalogs, price lists, marketing and sales information, purchasing histories, technical bulletins, books and records of account and other financial, customer and credit data, and other materials used to store, record or produce such data; (viii) all permits, licenses, consents, authorizations and filings with any governmental authorities; (xi) rights in all non-compete agreements in favor of LLC Seller, plus all relationships of each of LLC Seller with any of its respective employees and independent contractors; and (x) goodwill and all trade names, general intangibles and Proprietary Rights (as defined below) of every kind relating to the Business; except, in each case, those assets excluded as Excluded Assets (as defined below).

1.2. Excluded Assets. Anything contained in Section 1.1

hereof to the contrary notwithstanding, the Assets shall not include the following assets, properties and rights of LLC Seller, as applicable (collectively, the “Excluded Assets”): (i) cash of LLC Seller; (ii) the membership interests of LLC Seller; (iii) all contracts that relate solely to either or both of the Excluded Assets or Excluded Liabilities (as defined below); (iii) LLC Seller’s proprietary data management software “SkyNet” and related hardware, and all other LLC Seller computers and software loaded thereon; (iv) the assets listed on Schedule 1.2(a) hereto related to LLC Seller’s fleet service business (the “Excluded Fleet Service Business”), (v) the assets listed on Schedule 1.2(b) hereto related to LLC Seller’s call center operations (the “Excluded Call Center Operations”), and (vi) LLC Seller’s name “Skylink,” minute books, and any books and records relating to ownership of LLC Seller or operation of the Business to the extent required by applicable law to be retained by LLC Seller.

1.3. Sale Documentation. The sale of the Assets as herein contemplated shall be effected by such bills of sale (collectively, the “Bills of Sale”), endorsements, assignments, drafts, checks, deeds and other instruments of transfer, conveyance and assignment (collectively, the “Assignments”) as shall be necessary or appropriate to transfer, convey and assign the Assets to Purchaser on the Closing Date as contemplated by this Agreement and as shall be reasonably requested by Purchaser.

1.4. Additional Documentation after Closing. Sellers shall, at any time and from time to time after the Closing Date, execute and deliver such further instruments of transfer and conveyance and do all such further acts as may be reasonably requested by Purchaser to transfer, convey, assign and deliver to Purchaser, or to aid and assist Purchaser in collecting and reducing to possession, any and all of the Assets, or to vest in Purchaser good, valid and marketable title to the Assets.

2. Assumption of Liabilities.

2.1. Assumed Liabilities. Purchaser will assume current liabilities of LLC Seller related to the Assets (excluding any Excluded Liabilities (as defined below)) and indebtedness (including leases) specifically and expressly related to (i) vehicles and equipment used in the Business identified on Schedule 2.1 and (ii) any Assumed Leases (collectively, the “Assumed Liabilities”).

2.2. Excluded Liabilities. Other than the Assumed Liabilities and anything to the contrary notwithstanding, Purchaser will not assume any liabilities or obligations of Sellers, of whatever nature, whether known or unknown, absolute or contingent, matured or unmatured, relating to any period prior to the Closing Date, including without limitation (i) liabilities or obligations of Sellers with respect to any bank loans, leases (except those referenced above in Section 2.1), liens, or other indebtedness, (ii) any Taxes (as defined below), or any interest, penalties or additions thereto, whether or not disputed, or any obligation to indemnify, assume or succeed to the liability of any other Person (as defined below) in respect of Taxes, (iii) liabilities arising under any Environmental Law (as defined below) related to any condition in existence prior to the Closing Date, (iv) any liabilities or obligations with respect to workers’ compensation claims, (v) any litigation, arbitration, mediation or similar claims against any Seller, (vi) costs, expenses and all other liabilities associated with product or service warranty work provided or performed which is related to products or services provided, installed and/or performed prior to the Closing Date, (vii) all accrued but unpaid vacation, holiday and sick pay obligations (and any payroll taxes thereon) with respect to employees of any Seller, and (ix) any liabilities or obligations under any employee benefit plan (including, without limitation, any health insurance benefit plan) of LLC Seller (collectively, the “Excluded Liabilities”). Sellers shall pay the following Excluded Liabilities associated with the transferred Assets and Business within 60 days following the Closing or shall make provisions satisfactory to Purchaser within such 60-day period to pay such amounts: (a) all accrued but unpaid payroll for any LLC Seller employees terminated by LLC Seller effective as of the Closing Date, as well as any other obligations pursuant to Section 2.2(vii) above that are due and payable by any Seller; (b) all LLC Seller subcontractor commissions that were retained to be held until 180 days after termination of the subcontractor relationship (provided, however, such subcontractor retentions shall be paid pursuant to the specific terms with such subcontractor, which terms shall override the 60-day payment period requirement for all other Specific Excluded Liabilities); and (c) the claims set forth in Schedule 5.10 (collectively the “Specific Excluded Liabilities”). Purchaser shall be entitled to escrow and setoff any Earnout Payments (as defined below) payable to Sellers by the amount of any such Specific Excluded Liabilities that are not timely paid by Sellers and are paid or incurred by Purchaser, which escrow and setoff shall occur pursuant to the terms of Section 10.11 provided that Purchaser shall not be required to keep such setoff amount in escrow until the Earnout Payments are due, and may instead immediately setoff such amount once the associate amount has been incurred by Purchaser.

3. Closing; Closing Date. The closing hereunder (the “Closing”) shall take place on September 14, 2012 at 10:00 a.m. Eastern Time, at the offices of LLC Seller and UniTek through electronic exchange of documents and payment, or on or at such other date, time and/or location as the parties may mutually agree in writing (the “Closing Date”).

4. Purchase Price; Transaction Documents; Allocation of Purchase Price.

4.1. Purchase Price. In consideration of the sale, transfer, conveyance and assignment of the Assets, Purchaser shall pay to LLC Seller an aggregate purchase price of up to $23,500,000, subject to the conditions and adjustments as set forth below (the “Purchase Price”), consisting of the following payments, as applicable. Except as provided below, all payments made pursuant to this Section 4.1 shall be paid in cash or by wire transfer of immediately available funds pursuant to the written instructions on Exhibit A hereto (the “Wire Instructions”):

4.1.1. An aggregate amount of $14,000,000 payable on the Closing Date;

4.1.2. Subject to Section 10.11 below, an aggregate amount of $3,500,000 payable on December 31, 2012 (or such later date as LLC Seller may request in writing, at its sole discretion, on or before December 17, 2012), which amount shall become payable on the first to occur of any of the following conditions: (i) that at least 75 of the technicians employed by the LLC Seller as of the Closing Date remain employed by the Purchaser or any of its Affiliates through October 1, 2012; (ii) that at least 75 technicians, regardless of whether employed by LLC Seller as of the Closing Date, performed or completed work for the transferred Business between the Closing Date and October 1, 2012; or (iii) the gross work order revenue earned by Purchaser or any of its Affiliates for the transferred Business between the Closing Date and October 1, 2012 totals no less than $500,000 (the “Initial Earnout Payment”), with the right to the Initial Earnout Payment being evidenced by, and subject to, an earnout confirmation agreement in the form set forth as Exhibit B hereto (the “Earnout Confirmation Agreement”), which shall contain, among other things, provisions relating to cognovit (confession of judgment) rights in favor of LLC Seller. If all of the Initial Earnout Payment triggers set forth in this Section 4.1.2.(i) through (iii) are not met by October 1, 2012, the applicable trigger dates shall be extended to October 15, 2012 for each of such subsections, and if on October 15, 2012 all of such Initial Earnout Payment triggers continue to be unmet, the Initial Earnout Payment shall be reduced by a pro-rata percentage based on the best performing Initial Earnout Payment trigger (with the best performing trigger being decided in LLC Seller’s sole discretion). By way of examples only, if only 70 total technicians were employed by Purchaser or any of its Affiliates on October 15, 2012 pursuant to subsection (i) above, or if only 70 total technicians performed work for the transferred Business through October 15, 2012 pursuant to subsection (ii) above, the Initial Earnout Payment would only be 93.33% of $3,500,000, as 70 is 93.33% of 75; or if the gross work order revenue pursuant to subsection (iii) above totals $450,000 on October 15, 2012, the Initial Earnout Payment would only be 90% of $3,500,000, as $450,000 is 90% of $500,000. Purchaser shall notify LLC Seller in writing immediately upon the earliest Initial Earnout Payment trigger being triggered hereunder, whereupon the Initial Earnout Payment shall be deemed fully matured and owing (under the terms hereof) to LLC Seller; and

4.1.3. Subject to Sections 4.1.4 and 10.11

of this Agreement, an additional amount (the “Second Earnout Payment” and, collectively with the Initial Earnout Payment Amount, the “Earnout Payments”) of up to $6,000,000 payable within thirty (30) days following Purchaser’s closing of its accounting books for its first fiscal quarter of 2013 (but in no event later than May 31, 2013), with the actual amount of such Second Earnout Payment to be determined in accordance with the formula provisions set forth on Exhibit C hereto; provided, however, that, except in the event of any offsets as permitted Sections 4.1.4 and 10.11 below, in no event shall the amount of the Second Earnout Payment paid be less than $4,000,000 (the "Floor Amount"). The right to the Floor Amount of the Second Earnout Payment will be evidenced by, and subject to, the Earnout Confirmation Agreement. As set forth in the Earnout Confirmation Agreement, (i) the Earnout Payments are subject to reduction in the event of offsets to the Purchase Price permitted under Sections 4.1.4 and 10.11 below, all as more particularly described in the Earnout Confirmation Agreement, and, in the case of the Second Earnout Payment, subject to the limitation set forth in Section 4.1.4 below, (ii) the Earnout Payments are subject to increase by an amount equal to 10% per annum from the date such Earnout Payments are due and payable by Purchaser, all as more particularly described in the Earnout Confirmation Agreement; and (iii) the Earnout Payments are convertible (at LLC Seller’s option) into shares of UniTek common stock (“UniTek Common Stock”) in the event such Earnout Payments are not paid when due, with conversion based upon a volume weighted average price per share for the twenty (20) trading days prior to the applicable conversion date (i.e., a 20-day VWAP); provided, however, that in no case shall the aggregate number of shares issued pursuant to such conversions exceed 3,715,915 (an amount equal to 19.9% of 18,672,941 outstanding common stock as of the date of this Agreement). In the event that the limitation set forth in the foregoing proviso is triggered, then UniTek shall owe LLC Seller, in cash, an amount equal to the additional number of shares of UniTek Common Stock that would have been issued but for such limitation, multiplied by the closing price of the UniTek Common Stock on the principal market on which such stock is traded on the date the shares would have otherwise been issued hereunder. On the Closing Date, UniTek shall grant LLC Seller certain registration rights with respect to the UniTek Common Stock that may be issued pursuant to such conversions pursuant to a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

4.1.4. The amount of the Second Earnout Payment is subject to adjustment on the Closing Date following application of the working capital adjustment formula set forth on Exhibit E hereto (the “Working Capital Adjustment”); provided, however, that in no event shall any Working Capital Adjustment, alone or together with any offset pursuant to Section 10.11 below, decrease the amount of the Second Earnout Payment to less than the Floor Amount. To the extent the Working Capital Adjustment results in an increase to the Second Earnout Payment, if LLC Seller notifies Purchaser in writing by December 17, 2012 of its election to receive an early payment, Purchaser shall cause that amount only (and not the remainder of the Second Earnout Payment) to be paid to LLC Seller by December 31, 2012.

4.1.5. On the Closing Date, Purchaser shall assume the Assumed Liabilities.

4.2. Documents. “Transaction Documents” shall mean this Agreement (including the Schedules (defined below) and all other schedules and exhibits to this Agreement), the Earnout Confirmation Agreement, the Assumed Leases, the Bills of Sale, the Assignments, the Confidentiality Agreements (defined below), the Non-Competition Agreements (defined below) and the Registration Rights Agreement.

4.3. Allocation. Purchaser and Sellers shall mutually agree, in good faith, upon the allocation of the Purchase Price to the Assets within 120 days following the Closing. Purchaser and Sellers shall file their respective tax returns and any other tax reports, forms, declarations claims and other statements in a manner consistent with such allocation and not make any inconsistent statement or adjustment on any returns or during the course of any Internal Revenue Service or other tax audit.

4.4. Employment of LLC Seller’s Employees. Purchaser shall have the right, but not the obligation, to offer employment effective as of Closing to those of LLC Seller’s employees who work in the Business as Purchaser determines in its sole discretion, provided such employees pass Purchaser’s standard background check and drug testing. For all such employees, LLC Seller shall have the opportunity to obtain executed release agreements releasing LLC Seller from any liabilities with respect to such employees arising through the Closing Date.

5. Representations and Warranties of Sellers.

Sellers, jointly and severally, represent and warrant to Purchaser those matters set-out in this Section 5 as of the Closing Date, subject to the exceptions specifically disclosed in writing in schedules to be attached to this Agreement by Sellers prior to the execution of this Agreement and forming a part hereof (the “Schedules”), all such exceptions to be referenced to a specific representation set forth in this Section 5. For purposes of this Agreement, the “knowledge” of a person shall mean the actual knowledge of such Person (as defined below) and the knowledge that a reasonable Person in similar circumstances would have after all due investigation.

5.1. Organization and Qualification; Subsidiaries.

5.1.1. LLC Seller is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Ohio, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now being conducted.

5.1.2. LLC Seller does not own an equity interest in any other business.

5.1.3. The issued and outstanding membership interests of LLC Seller are owned solely by Member and are free and clear of any and all liens, security interests, pledges, encumbrances, charges and restrictions whatsoever other than securities law restrictions of general applicability, and there are no outstanding options, subscription rights, convertible securities, profit participation rights or similar ownership interests or rights with respect to the membership interests of LLC Seller.

5.1.4. Complete and correct copies of the articles of organization and operating agreement, and all amendments thereto, of LLC Seller, certified by an authorized officer or managing member of LLC Seller, have been heretofore delivered to Purchaser, and there have been no amendments to such documents since the date of such delivery. LLC Seller is not violation of any of the provisions of its articles or organization or operating agreement.

5.2. Capitalization. Member owns one hundred percent (100%) of the issued and outstanding membership interests of LLC Seller. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Member is a party or by which Member is bound relating to the membership interests of LLC Seller or obligating Member to issue or sell any membership interests in LLC Seller. All membership interests of LLC Seller are duly authorized, validly issued, fully paid and non-assessable, and are free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

5.3. Authority Relative to Transaction Documents. Each Seller has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform the obligations hereunder and thereunder and to consummate the transactions contemplated by each of such Transaction Documents. The execution and delivery of the Transaction Documents by Sellers a party thereto and the consummation by Sellers of the transactions contemplated by each of the Transaction Documents have been duly and validly authorized by all necessary action, and no other proceedings on the part of Sellers are necessary to authorize the Transaction Documents or to consummate such transactions. The Transaction Documents have been duly executed and delivered by Sellers that are a party hereto and thereto and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, legal, valid and binding obligations of such Sellers, enforceable against such Sellers in accordance with their respective terms.

5.4. No Conflict; Required Filings and Consents.

5.4.1. The execution and delivery of the Transaction Documents by Sellers that are a party hereto and thereto do not, and the performance by such Sellers of their respective obligations hereunder and thereunder will not: (i) conflict with or violate any provision of the articles of organization or operating agreement of LLC Seller; (ii) conflict with or violate any Law (as defined below) applicable to any Seller or by which any property or asset of any Seller is bound; or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time of both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of any Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Seller is subject or by which any of its assets are bound.

5.4.2. Except as set forth on Schedule 5.4.2, the execution and delivery of the Transaction Documents by Sellers that are a party hereto and thereto does not, and the performance by Sellers of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization, or permit of, or filing by any Seller with or notification by any Seller to, any Governmental Entity (as defined below) or any other individual, partnership, corporation, trust, association, limited liability company, limited liability partnership, joint venture or any other type of entity or organization (collectively “Person”).

5.5. Permits; Compliance with Laws. LLC Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals, and orders necessary for LLC Seller to own, lease and operate its properties or to produce, store, distribute and market its products and services or otherwise to carry on the Business as it is now being conducted (collectively, the “Permits”) and, as of the Closing Date, no suspension or cancellation of any of the Permits is pending or, to the knowledge of each Seller, threatened, nor to the knowledge of each Seller, is there any basis for the suspension or cancellation of any of the Permits. No Seller is in conflict with, or in default or violation of, (i) any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law (“Law”) applicable to it or by which any property or asset owned, leased or otherwise used by any Seller is bound or affected or (ii) any Permit. There are no lawsuits, actions, proceedings, arbitrations, mediations, investigations, claims, or inquiries pending or, to the knowledge of each Seller, threatened against or involving any Seller, any of the Assets or the Business, and no reasonable basis exists for the bringing of any such claim or action. Since date of organization, LLC Seller has not received from any federal, state or local or any foreign governmental, regulatory or administrative authority or agency or commission, or any court, tribunal or arbitral body (“Governmental Entity”) any written notification with respect to possible conflicts, defaults or violation of Laws including, without limitation, laws, rules and regulations respecting occupational safety, environmental protection and employment practices.

5.6. Financial Statements. Sellers have previously delivered to Purchaser audited financial statements (including footnotes and an audit opinion) for the fiscal years ended December 31, 2010 and 2011 and unaudited financial statements for the fiscal year ended December 31, 2011 and the six-month period ended June 30, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly, completely and accurately present the financial condition and results of operations, changes in member interest and cash flows of LLC Seller as of the dates and for the periods indicated (subject to normal and recurring year-end adjustments), reflect all accruals required by GAAP, and are consistent with the books and records of LLC Seller. LLC Seller has not made any material change in the accounting policy that such LLC Seller uses to prepare the Financial Statements for itself since its date of organization, other than recent changes to comply with GAAP standards in preparation of the transactions set forth herein.

5.6.1. Except as and to the extent set forth or reserved against on the Financial Statements, LLC Seller has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, applied on a consistent basis, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011.

5.6.2. Any inventory included in the assets of LLC Seller reflected on the Financial Statements was determined in accordance with GAAP, applied on a consistent basis, stated at the lower of cost or market value, and consists solely of merchandise usable or salable in the ordinary course of business at not less than gross cost, except as such inventory may have been written down or adequately reserved against on the books of LLC Seller and is maintained at levels that are not excessive and reasonable for the circumstances.

5.6.3. All material accounts payable of LLC Seller are currently within their respective terms, or if not within terms, are not past due by more than thirty (30) days.

5.7. Absence of Certain Changes or Events. Since December 31, 2011, LLC Seller has conducted the Business only in the ordinary course consistent with past practice and, since such date, there has not been:

5.7.1. Any adverse changes in the condition (financial or otherwise), assets or liabilities of LLC Seller;

5.7.2. Any event that could reasonably be expected to prevent or materially delay the performance of LLC Seller’s respective obligations pursuant to this Agreement;

5.7.3. Any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the Business, assets or properties of LLC Seller;

5.7.4. Any sale, assignment, transfer or lease by LLC Seller of any of its tangible or intangible assets, properties, rights or intellectual properties (including, without limitation, any patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or intellectual property right) other than in the ordinary course business;

5.7.5. Any mortgage, pledge or grant by LLC Seller, or any sufferance by LLC Seller to exist any lien, charge or other encumbrance on any of its assets or properties other than as identified on Schedule 2.1;

5.7.6. Any incidence of any obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate) by LLC Seller, except for current obligations and liabilities incurred in the ordinary course of the Business;

5.7.7. Any amendment or termination of any contract, commitment, agreement, Permit or transaction related to the Assets or the Business, or entry by LLC Seller into any lease, contract, commitment, lease, license or agreement (including any employment or consulting agreements), transaction or Permit, or any material amendment thereto, other than in the ordinary course of business, consistent with past practice;

5.7.8. Any execution of or amendment to any agreement, arrangement or transaction of any nature (including, without limitation, any sale, transfer or lease of any property or assets by LLC Seller, or any payment by LLC Seller, except for regular (but not increased) compensation paid to officers who are also employees of LLC Seller) between a LLC Seller, on the one hand, and any of its respective Partners, officers, “Affiliates” or “Associates” (as such terms are defined in the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (“Securities Act”)), or any Person in which any of its respective Affiliates or Associates has any direct or indirect interest, on the other hand; or

5.7.9. Any other event or condition that in any one case or in the aggregate has or might reasonably be expected to have a material adverse effect on the Assets or the Business.

5.7.10. Any purposeful delay or postponement with respect to the payment of accounts payable or any other liabilities outside the ordinary course of business;

5.7.11. Any declaration, set aside or payment of any dividend or the making of any distribution with respect to the membership interests of LLC Seller (whether in cash or in kind) or redemption, purchase or other acquisition of LLC Seller’s membership interests;

5.7.12. Any payment to any third party with respect to any liability (including costs and expenses any of the Sellers have incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability in existence as of the Closing Date; or

5.7.13. Any loans or other advances of money.

5.8. Employee Benefit Plans; Labor Matters.

5.8.1. Schedule 5.8.1 sets forth a true and complete list of all pension, profit-sharing, bonus, option, employment or severance agreements, deferred compensation plans, health, life, accident or disability plans, and any other agreement, arrangement, commitment or other employee benefit plan (including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder (“ERISA”) (the “Benefit Plans”)) maintained with respect to LLC Seller, or with respect to which LLC Seller has, or may in the future have, any liability with respect to any current or former employee of LLC Seller or its beneficiaries.

5.8.2. All Benefit Plans which constitute “employee benefit plans” within the meaning of Section 3(3) of ERISA, (the “Plans”) are in substantial compliance with ERISA and the Internal Revenue Code and the regulations promulgated thereunder (the “Code”). Each Plan intended to be qualified under Section 401(i) of the Code has received a favorable determination letter from the Internal Revenue Service, and Sellers are not aware of any circumstances likely to result in the revocation or invalidity of any such favorable determination letter. LLC Seller has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the Closing Date, could subject LLC Seller to a tax or penalty imposed by either the Code or ERISA.

5.8.3. No event has occurred, and there exists no condition or set of circumstances in connection with which LLC Seller or any Benefit Plan could be, directly or indirectly, subject to any material liability under ERISA, the Code or any other law, regulation or governmental order. There is no material pending or threatened litigation relating to the Benefit Plans.

5.8.4. With respect to each Benefit Plan, if applicable, there are no material unfunded benefit obligations that are not accounted for by reserves or otherwise properly footnoted in accordance with GAAP, applied on a consistent basis, on the Financial Statements.

5.8.5. All contributions required to be made under the terms of any of the Benefit Plans have been timely made. No Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or outstanding funding waiver. No security has been required, within the meaning of Section 401(i)(29) of the Code, as a result of the adoption of any Plan amendment resulting in a significant underfunding of such Plan.

5.8.6. The consummation of the transactions contemplated by this Agreement will not result in any liability of Sellers with respect to any Benefit Plan.

5.8.7. LLC Seller is not a party to any collective bargaining, representation or labor contract with any trade union or employee representatives. No Seller has received any notice or threat of any strike or work interruption by any employees of LLC Seller. At no time since its date of organization has LLC Seller experienced any threats of strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other or other organization of employees, and grievances, disputes or controversies with any union or any other or any other organization of employees or any pending or threatened court or arbitration proceedings involving an employment grievance, dispute or controversy. LLC Seller is not delinquent in payments due to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. In the event of termination of the employment of any said employees, LLC Seller will not, under any employment contract or other agreement, be liable to any of said employees for so-called “severance pay” or any other payments. LLC Seller is in compliance with all federal, state, provincial, county, local and foreign laws and regulations respecting labor, employment, or wages and hours (including any record-keeping or other employment-related obligations). There is no unfair labor practice or discrimination complaint or claim against LLC Seller pending before the National Labor Relations Board or any comparable state, local or foreign agency, court or tribunal.

5.8.8. To the knowledge of each Seller, each employee of LLC Seller working in the United States is either a citizen of the United States or resident alien possessing a valid visa or work permit to be present and working in the United States. Schedule 5.8.8 sets forth the name of each employee working in the United States or who either LLC Seller has committed or intends to engage as an employee in the United States who is not a United States citizen and the visa or work permit for each such employee to work or be present in the United States, the expiration date of such visa or work permit, and the status of any pending visa, work permit or “green card.” Schedule 5.8.8 also sets forth each employee’s current non-discretionary compensation.

5.9. Contracts. Schedule 5.9 is a list of all written or oral contracts, commitments, leases (for real or personal property), and other agreements (including, without limitation, employment agreements; severance agreements; loans, guaranties or other evidence of indebtedness and liabilities, including all amendments, addenda, schedules, exhibits and other attachments thereto of any kind, for which Sellers shall remain responsible after the Closing Date as Excluded Liabilities); agreements with customers, distributors, suppliers, dealers, vendors and franchisors; sales, commission and consulting agreements; reseller agreements; non-compete and non-solicitation agreements; license agreements (whether as licensee or licensor); service, repair and maintenance agreements; and any other contract material to the conduct of the Business to which LLC Seller is a party or by which LLC Seller or its respective properties are bound (the “Contracts”). Sellers have heretofore delivered to Purchaser complete and correct copies of the Contracts and outstanding bids and proposals with customers and prospective customers, as applicable of LLC Seller. Each of such Contracts is in full force and effect and, to the knowledge of each Seller, is enforceable against the other parties thereto in accordance with its terms. LLC Seller is not, and to the knowledge of each Seller no other party thereto is, in breach or default under any of such Contracts, and no claim of default by any party has been made or, to the knowledge of each Seller, is now pending. To the knowledge of each Seller, no event or condition exists which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default under any of such Contract, or cause acceleration of any obligation thereunder, or would permit the termination or excuse the performance of any such Contracts by any party thereto. Except as set forth on Schedule 5.9, the execution, delivery and performance of the Transaction Documents by Sellers do not and will not conflict with, or result in any breach of, or require the consent of any other Person under, or give rise to any right of termination, modification, cancellation or acceleration under, any of the Contracts.

5.10. Litigation. Except as described on Schedule 5.10, no action, suit, claim, arbitration, mediation, governmental investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the knowledge of any Seller, threatened, at law or in equity, before or by any court or tribunal of any jurisdiction, or any federal, state, provincial, county, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, (i) against or directly affecting LLC Seller or Member or any of their respective assets or business, operations, financial condition or prospects, or (ii) in which an unfavorable judgment, decree or order would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful the Transaction Documents or the carrying out of the Transaction Documents or the transactions contemplated thereby; nor does any Seller have knowledge of any basis for any such action, suit, claim, arbitration, mediation, governmental investigation or proceeding. There is no pending action, suit, claim, arbitration, mediation, governmental investigation or proceeding which has been brought by or on behalf of LLC Seller or Member in any court, before any governmental agency, arbitration tribunal or mediator. No Seller is subject to, or in default with respect to, any order, writ, information or decree of any court of any jurisdiction or any federal, state, provincial, county, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality. No Seller is aware of any facts or circumstances that could reasonably be expected to result in the denial of insurance coverage under policies issued to any Seller in respect of such suits, claims, actions, proceedings and investigations.

5.11. Environmental Matters. LLC Seller is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by LLC Seller of all Permits required under applicable Environmental Laws and the compliance with the terms and conditions thereof. LLC Seller has not received any written notice or written communication from any Governmental Entity or other Person that alleges that LLC Seller, or any property owned, leased or operated upon by LLC Seller, was not or is not in compliance with any Environmental Laws or environmental Permits. To the knowledge of each Seller, no current or prior owner or tenant of any property leased, operated upon or controlled by LLC Seller has received any written notice or written communication from any Governmental Entity or other Person that alleges that such current or prior owner or tenant, or LLC Seller, was not or is not in compliance with any Environmental Law. For purposes of this Agreement, “Environmental Law” means any Law relating to pollution or protection of human or animal health or the environment (including ambient air, surface water, ground water, land surface, subsurface strata or termperature), including any Law relating to actual or threatened emissions, discharges, releases, manufacture, storage, processing, distribution, use, treatment, disposal, transport or handling, and words of similar import, of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or petroleum products, or other substances now or hereafter regulated by a Law or otherwise a danger to health or the environment.

5.12. Intellectual Property.

5.12.1. Schedule 5.12.1 lists and briefly describes all patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, trade dress, logos, Internet domain names, Internet domain name applications, registered copyrights and copyright registrations and applications, and all other trade secrets, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, created or used by or on behalf of LLC Seller with respect to the Business and being transferred to Purchaser hereunder (collectively, “Proprietary Rights”) and owned by or registered in the name of LLC Seller. Sellers have furnished Purchaser with copies of all license agreements to which LLC Seller is a party, either as licensee or licensor, with respect to any patents, trademarks, trade names, or copyrights, and such licenses are listed on Schedule 5.9 hereto. Except as set forth on Schedule 5.12.1, LLC Seller has good and marketable title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business as presently conducted without payment of any royalty or similar payment, and LLC Seller is not infringing on any patent right, trade name, copyright or trademark rights of others, and no Seller is aware of any infringement by others of any Proprietary Rights owned by LLC Seller.

5.12.2. All right, title and interest in and to all work product developed by any independent contractor of LLC Seller has been properly assigned to LLC Seller. Each independent contractor of LLC Seller is subject to an obligation to maintain the confidentiality of such work product, any confidential or proprietary information of LLC Seller, and any third party confidential or proprietary information made available to such independent contractor in the course of its respective performance of work for LLC Seller.

5.12.3. Other than as set forth in Schedule 5.12.3, No Seller is, nor as a result of the execution or delivery of the Transaction Documents, or performance of Sellers’ obligations hereunder and thereunder, will be, in violation of any license, sublicense, agreement or instrument to which any Seller is a party or otherwise bound; nor will execution and delivery of the Transaction Documents, or performance of any Seller’s obligations hereunder and thereunder, cause the diminution, termination or forfeiture of any license, sublicense, agreement or instrument to which any Seller is a party or otherwise bound.

5.13. Taxes.

5.13.1. LLC Seller has filed, or obtained extensions to file, all federal, state, local and foreign tax returns, reports, deposits and forms of any type or nature (“Tax Returns”) that it was required to file. All such Tax Returns were correct and complete in all respects. All taxes of any type, including, but not limited to, income, franchise, sales or use, employment and unemployment, payroll, gross receipts and property taxes, fees, levies, duties, tariffs, imports and other changes of any kind (including interest, penalties and other additions to tax) (“Taxes”) owed by LLC Seller (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where LLC Seller does not file Tax Returns that LLC Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of LLC Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

5.13.2. LLC Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, partner, or other third party.

5.13.3. LLC Seller is not delinquent with respect to any payroll, sales, use or other similar taxes arising out of its operation.

5.14. Insurance. To the knowledge of each Seller, LLC Seller is presently insured, and during the past calendar year has been insured, against such risks as companies engaged in a similar business to the Business would, in accordance with good business practice, customarily be insured. Schedule 5.14 lists all insurance policies under which LLC Seller is insured, together with a brief description (including name of insurer, agent, type of coverage, policy number, annual premium, amount of coverage, expiration date and any pending claims thereunder), including, without limitation, liability, burglary, theft, fidelity, life, fire, product liability, workmen’s compensation, health, officers and directors liability insurance, and other forms of insurance of any kind; each such policy is valid and enforceable, outstanding and in full force and effect; no such policy, or the future proceeds thereof, has been assigned to any other Person; all premiums and other payments due under, or on account of, any such policy have been paid; no Seller has any knowledge of any act or fact or failure to act which has or might cause any such policy to be cancelled or terminated; LLC Seller has given each notice and presented each claim of LLC Seller, as applicable, under each such policy and taken any other required or appropriate action with respect thereto in due and timely fashion; and the coverages and amounts of the insurance policies maintained for LLC Seller are consistent with advice obtained by Sellers from insurance brokers as to the coverages and amounts of insurance maintained by businesses similar to the Business. Complete and correct copies of each policy have been heretofore delivered to Purchaser. LLC Seller has taken all action reasonably necessary to insure that its independent contractors obtain and maintain adequate insurance coverage.

5.15. Properties.

5.15.1. Schedule 5.15.1 is a list containing a description of all interests in personal property utilized by LLC Seller in the conduct of the Business. Except at set forth on Schedule 5.15.1, LLC Seller owns outright, or has good and marketable title or rights under license to, all of its assets, free and clear of any mortgage, lien, pledge, charge, claim, conditional sale or other agreement, lease or encumbrance of any sort, and such Assets constitute all of the assets required for LLC Seller to carry on the Business as it has been conducted.

5.15.2. LLC Seller does not own any real property. Schedule 5.15.2 lists all premises leased or subleased in whole or in part by LLC Seller.

5.15.3. The physical properties of LLC Seller, including leased real property, are in good operating condition and repair, reasonable wear and tear excepted, free from defects of a material nature and not subject to any pending insurance claim for property damage.

5.16. Product and Service Warranties. No Seller has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or breach of warranty (whether covered by insurance or not) on the part of any Seller with respect to any products designed, engineered, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing Date.

5.17. LLC Seller Employees. Schedule 5.17 sets forth: (i) a complete list of all of the employees of LLC Seller and their rates of pay, (ii) true and correct copies of any and all fringe benefits and personnel policies applicable to such persons; (iii) the employment dates and job titles of such persons, (iv) categorization of each such person as a full time or part time employee, and (v) whether such person has an employment agreement. Other than as set forth in Schedule 5.17, LLC Seller has not altered the compensation or benefits of any employee of the Business since June 30, 2012. LLC Seller is in compliance in all respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices. LLC Seller has no employment agreement with any employee and all such employees are employed on an “at will” basis. Schedule 5.17 sets forth all former employees of the Business using or eligible to use COBRA health insurance. All Persons that LLC Seller has engaged as independent contractors to work at the Business are properly classified as independent contractors for Tax purposes. No Seller has knowledge of any intention on the part of any employee or sales representative to (i) terminate his or her employment or affiliation with LLC Seller, (ii) directly or indirectly cause one or more of LLC Seller’s customers to terminate their relationship with LLC Seller, (iii) divert the business of LLC Seller to a third Person.

5.18. Motor Vehicles. Schedule 5.18 sets forth a complete and accurate list of all vehicles utilized in the Business, whether owned or leased, the type of vehicle and the vehicle identification number. All such vehicles are properly titled, licensed and registered in accordance with applicable Law and, except as set forth on Schedule 5.18, are (i) in good operating condition and repair, reasonable wear and tear excepted, (ii) free from defects of a material nature, and (iii) free and clear of all liens.

5.19. Books and Records. The books of account of LLC Seller are complete and correct in all material respects, and there have been no transactions which properly should have been set forth therein and which have not been accurately so set forth in all material respects.

5.20. Business Relations. No Sellers knows or has any reason to believe that any customer or supplier of LLC Seller will or intends to cease to do business with Purchaser or its Affiliates after consummation of the transactions contemplated hereby in the same manner and at least at the same levels as previously conducted with LLC Seller.

5.21. Affiliates. The only Affiliate of LLC Seller is the Member.

5.22. Guaranties. LLC Seller is not a guarantor nor otherwise is liable for any liability or obligation (including indebtedness) of any third Person.

5.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of any Seller.

5.24. Certain Business Practices. Sellers have not and to the knowledge of each Seller, no officer, director, agent or employee of LLC Seller (in their capacities as such) (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. No Seller has, nor has any officer, director, agent or employee of LLC Seller (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as member, officer, director, agent or employee of any Seller) since its date of organization, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Seller or assist any Seller in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on LLC Seller, or which, if not continued in the future, could reasonably be expected to adversely affect the Business or prospects, of LLC Seller, or which could reasonably be expected to subject Sellers to suit or penalty in any private or governmental litigation or proceeding.

5.25. Related Parties. LLC Seller is not a party to any contract with or for the benefit of, or have any indebtedness, obligation or liability to (i) any “Affiliate” or “Associate” of Member, or (ii) any member, director, officer or employee of LLC Seller or any natural person related by blood, adoption or marriage to any such person (each, a “Related Party”). To the knowledge of each Seller, no Related Party of LLC Seller directly or indirectly owns or controls any assets or properties that are used in the Business. To the knowledge of each Seller, no Related Party directly or indirectly engages in, or has any significant interest in or any significant connection with, any business which is a direct or indirect competitor, customer or supplier of LLC Seller, or which currently sells or provides products or services which are competitive with the products or services sold or provided in connection with the Business.

5.26. No Undisclosed Liabilities. Neither LLC Seller nor the Business has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in [the most recent balance sheet included in the Financial Statements] as of the date of such balance sheet, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the date of such balance sheet and which are not, individually or in the aggregate, material in amount.

5.27. Inventory. Each item of Inventory is (a) free of any material defect or other deficiency, (b) of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business and (c) properly stated on [the most recent balance sheet included in the Financial Statements] (to the extent existing on the date thereof) and on the books and records of the Business at the lesser of cost or fair market value. None of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since December 31, 2011. The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Business. All of such Inventory is located at the facilities of the LLC Seller and no Inventory is held on a consignment basis. “Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories related to the Business, including all such items (a) located on premises listed on Schedule 5.15.2, (b) in transit from suppliers of the Business, (c) held for delivery by suppliers of the Business, or (d) held on consignment by third parties.

5.28. Accounts Receivable. The accounts receivable as set forth on [the most recent balance sheet included in the Financial Statements] or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for collection losses on [the most recent balance sheet included in the Financial Statements] or, in the case of accounts receivable arising since the date of such balance sheet, the recorded allowance for collection losses shown on the accounting records of the Business. The allowance for collection losses on [the most recent balance sheet included in the Financial Statements] and, with respect to Accounts Receivable arising since the date of such balance sheet, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with GAAP consistent with past practice. The accounts receivable existing of the Business as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Business as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the accounts receivable of the Business as of the Closing Date than the reserve reflected in [the most recent balance sheet included in the Financial Statements] represented of the accounts receivable reflected therein).

5.29. Business Activity Restriction. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Sellers are a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Purchaser after the Closing Date. LLC Seller has not entered into any agreement under which it is restricted from selling or providing services to customers or potential customers or any class of customers, in any geographic area.

5.30. No Material Statement or Omission of Material Fact. Neither the Transaction Documents nor the representations and warranties by Sellers contained herein or therein or in any documents, instruments, certificates or Schedules furnished pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading.

5.31. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 5, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5, Purchaser is purchasing the Assets on an ‘‘as-is, where-is’’ basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

6. Representations and Warranties of Purchaser and UniTek.

Purchaser and UniTek, jointly and severally, represent and warrant to Sellers that as of the Closing Date:

6.1. Organization. Purchaser is a limited liability company and UniTek is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and UniTek and has all requisite power and authority to own, lease and operate its properties and carry on its business as and in the places where such properties are now owned, leased or operated or such business is now being conducted. Each of Purchaser and UniTek is duly qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary because of the character of the properties owned, leased or operated by it or the nature of its activities.

6.2. Power and Authority. Each of Purchaser and UniTek has all requisite power and authority to enter into the Transaction Documents to which it is a party and to assume and perform its obligations under the Transaction Documents to which it is a party. The execution and delivery of the Transaction Documents to which it is a party and the performance by each of Purchaser and UniTek of its obligations under the Transaction Documents to which it is a party have been duly authorized by all necessary action of Purchaser and UniTek, as applicable, and no further action or approval is required in order to constitute the Transaction Documents as valid, binding and enforceable obligations of Purchaser or UniTek, as applicable.

6.3. Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by, or filing with, any Governmental Entity or any other Person is necessary or required as to Purchaser or UniTek in order to constitute the Transaction Documents to which each is a party as valid, binding and enforceable obligations of Purchaser or UniTek, as applicable, in accordance with their respective terms.

6.4. Execution. The execution and delivery of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, the fulfillment of the terms, conditions or provisions hereof and thereof and the compliance with the terms, conditions or provisions hereof and thereof by each of Purchaser and UniTek, to the extent each is a party hereto and thereto (i) do not and will not conflict with, or violate any provision of the certificate of formation or amended and restated operating agreement of Purchaser or the articles of incorporation or by-laws of UniTek, (ii) do not and will not conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration under (whether after the giving of notice or lapse of time or both) any contract, mortgage, lien, lease, agreement, indenture, license, franchise, instrument, order, judgment or decree to which Purchaser or UniTek is a party or which is or purports to be binding upon Purchaser or UniTek, or (iii) will not be in violation of any Law applicable to Purchaser or UniTek.

6.5. Brokers. Neither Purchaser nor UniTek has had any dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and no broker, finder or other Person is entitled to receive any broker’s commission or finder’s fee or similar compensation in connection with any such transactions based upon any agreement or commitment made by Purchaser or UniTek.

6.6. UniTek Common Stock. The UniTek Common Stock issuable upon any conversion of the Earnout Payments in accordance with the terms of the Earnout Confirmation Agreement shall have been duly authorized and, when issued in accordance with the terms of the Earnout Confirmation Agreement, will be validly issued, fully paid and non-assessable shares of UniTek Common Stock, will have been issued in compliance with applicable securities laws and will be free and clear of all liens, security interests, pledges, encumbrances, charges and restrictions whatsoever other than securities law restrictions of general applicability. Any such issuance and delivery of shares of UniTek Common Stock will not be subject to any preemptive right of shareholders of UniTek that will not have been waived or to any right of first refusal or other right in favor of any person that will not have been waived.

6.7. UniTek SEC Documents. The Electronic Data Gathering, Analysis and Retrieval database of the SEC contains in a publicly available format, accurate and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, prospectuses, proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed or furnished by UniTek with or to the SEC since January 1, 2010 (the “UniTek SEC Documents”). All statements, reports, schedules, forms and other documents required to be filed or furnished by UniTek with the SEC since January 1, 2010 have been so filed or furnished. As of the time it was filed or furnished to the SEC (or, if amended, supplemented or superseded by a subsequent filing, on the date of such filing), (i) each of the UniTek SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and (ii) no UniTek SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The consolidated financial statements (including any related notes thereto) of UniTek included in the UniTek SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, (C) as permitted by Form 10-Q or (D) that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), (iii) are consistent in all material respects with the books and records of UniTek and its Subsidiaries, and (iv) fairly present in all material respects the consolidated financial position of UniTek and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of UniTek and its Subsidiaries as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

7. Conditions of Closing; Effect of Closing.

7.1. Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser and UniTek to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver or deferral thereof (other than Section 7.1.3 hereof) by Purchaser:

7.1.1. The representations and warranties of Sellers in the Transaction Documents shall be true and correct in all material respects on and as of the Closing Date.

7.1.2. Each Seller shall have executed and delivered the Transaction Documents to which it is a party, and each of the agreements and covenants of Sellers to be performed under the Transaction Documents at or prior to the Closing Date shall have been duly performed in all material respects.

7.1.3. No injunction or restraining order shall be in effect or shall have been instituted or threatened to forbid or enjoin the consummation of the transactions contemplated by the Transaction Documents and no federal, state, provincial, county, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

7.1.4. There shall have been no damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business or the Assets.

7.1.5. All necessary filings with, and all approvals, consents, Permits or waivers from, any Governmental Entity or any other third Person, that are necessary for the consummation of the transactions contemplated by this Agreement and in order to enable Purchaser to conduct after the Closing Date the Business in a manner substantially similar to the Business as conducted by LLC Seller prior to the Closing Date shall have been made or obtained, as applicable, and delivered to Purchaser in form and substance satisfactory to Purchaser.

7.1.6. Purchaser shall have received copies of resolutions duly adopted by the Member authorizing and approving the execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

7.1.7. Purchaser shall have received the Bills of Sale, endorsements, Assignments, drafts, checks, motor vehicle titles and other documents of transfer, conveyance and assignment valid to transfer all right, title and interest in and to the Assets to Purchaser and to vest in Purchaser good and marketable title to the Assets, in form and substance satisfactory to Purchaser.

7.1.8. Purchaser shall have received all books of account, records, leases, contracts, agreements, correspondence and other documents of Sellers that pertain to the Business and the Assets.

7.1.9. Each of the Sellers and each of Messrs. Kenneth Cooper, Nathan Larbus and Ben Larbus shall have executed non-competition and non-solicitation agreements with Purchaser in the form attached hereto as Exhibit F.

7.1.10. All security interests and any other liens or encumbrances on the Assets shall have been released.

7.1.11. On or before the Closing Date, the customers of LLC Seller listed on Schedule 7.1.11 shall have either entered into new agreements or other arrangements with Purchaser in form satisfactory to Purchaser, or consented to an assignment to Purchaser by LLC Seller of the existing agreements between such customers and LLC Seller.

7.1.12. If requested to do so by Purchaser, Sellers shall, within a reasonable time following Closing, deliver to Purchasers a hard copy of substantially all data existing in or LLC Seller’ computer software programs, including data related to accounts receivable, accounts payable, inventory, furniture, fixtures and equipment, equipment leases, real property leases, personnel, payroll, and all other data relating to the Assets and the Business; provided, however, this Section shall not require Sellers to deliver any data that is subject to attorney-client privilege.

7.1.13. Purchaser shall be satisfied with the results of its legal, accounting and business due diligence investigations of the Sellers, the Assets and the Business, in its sole discretion.

7.2. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof (other than Section 7.2.3 hereof) by Sellers:

7.2.1. The representations and warranties of Purchaser and UniTek in the Transaction Documents shall be true and correct in all material respects on and as of the Closing Date.

7.2.2. Each of Purchaser and UniTek shall have executed and delivered each of the Transaction Documents to which it is a party, and each of the agreements and covenants of each of Purchaser and UniTek to be performed under the Transaction Documents to which it is a party at or prior to the Closing Date shall have been duly performed in all material respects.

7.2.3. No injunction or restraining order shall be in effect or shall have been instituted or threatened to forbid or enjoin the consummation of the transactions contemplated by the Transaction Documents and no federal, state, provincial, county, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

7.2.4. Sellers shall have received a certified copy of resolutions duly adopted by the Manager of Purchaser and the Board of Directors of UniTek authorizing and approving the execution and delivery of each of the Transaction Documents to which each of Purchaser and UniTek is a party and the consummation of the transactions contemplated hereby and thereby.

7.2.5. Purchaser shall have delivered to Sellers the Purchase Price.

7.3. Non-Waiver by Purchaser. The consummation of the Closing shall not be deemed to be a waiver by Purchaser of any of Purchaser’s rights or remedies for breach of any representation, warranty, covenant or agreement by Sellers without regard for any knowledge of or investigation with respect thereto made by or on behalf of Purchaser, unless Purchaser shall have waived in writing prior to Closing its rights or remedies for a breach of a specifically identified representation, warranty, covenant or agreement of Sellers.

7.4. Non-Waiver by Sellers. The consummation of the Closing shall not be deemed to be a waiver by Sellers of any of Sellers’ rights or remedies for breach of any representation, warranty, covenant or agreement by Purchaser or UniTek without regard for any knowledge of or investigation with respect thereto made by or on behalf of Sellers, unless Sellers shall have waived in writing prior to Closing their rights or remedies for a breach of a specifically identified representation, warranty, covenant or agreement of Purchaser or UniTek.

7.5. Payment of Portion of Audit Fees. Purchaser shall have paid Seller the lesser of one-half of the audit fees of LLC Seller with respect to the Financial Statements or $25,000, subject to Purchaser’s right to audit such fees prior to making its payment. Such sums paid shall be in addition to the Purchase Price.

8. Covenants of Sellers after Closing.

Sellers covenant and agree that:

8.1. Taxes. Sellers shall be liable for all taxes which are imposed on or incurred by Sellers or for which they may be liable relating to the ownership and operation of the Business and the Assets for the taxable periods ending on or prior to the Closing Date.

8.2. Legal Existence. LLC Seller shall continue its respective legal existence for a period of not less than one year after the Closing Date.

8.3. Employee Health Benefits. LLC Seller will maintain their current health Benefit Plans for the covered employees hired by Purchaser through September 30, 2012, at which time such covered employees will no longer be covered under such Plans (except in the event of an election to obtain COBRA coverage that shall be offered by LLC Seller) and such covered employees that are employed by Purchaser at such time shall be eligible to transfer to Purchaser’s health benefit plans in accordance with Section 9.3 below. Purchaser shall reimburse LLC Seller for any costs and expenses incurred under such health Benefit Plans for the covered employees hired by Purchaser during the period from and including the Closing Date through September 30, 2012 upon delivery to Purchaser of reasonably satisfactory evidence of the incurrence of any such costs and expenses.

8.4. Returns. Sellers shall file all federal income tax returns and any other tax returns due with respect to the ownership and operation of the Business and the Assets for all periods prior to the Closing Date. Purchaser will file all tax returns with respect to the ownership and operation of the Assets and the Business from and after the Closing Date.

8.5. Provision of Additional Information. Sellers shall furnish or cause to be furnished as promptly as practicable to Purchaser at reasonable times and upon the reasonable request of Purchaser, such information (including access to personnel and books and records pertinent solely to the Business) and assistance relating to the Business as is reasonably necessary for Purchaser in connection with the preparation, review, audit and filing of any tax return, the preparation for any tax audit or the defense of any assessment or other similar claim.

8.6. Information Confidential. At all times after the Closing Date, Sellers shall hold for the benefit of Purchaser any confidential information, knowledge and data that Sellers may have relating to the Assets and the Business, and Sellers shall not, at any time after the Closing Date, use, disclose or divulge any such information, knowledge or data to any other Person, except with the written consent of Purchaser or except as otherwise required by law or regulation, provided, however, that before disclosing any such information, knowledge or data to any other Person pursuant to any such requirement of law or regulation, Sellers shall use their commercially reasonable efforts to afford Purchaser an opportunity to seek a court order to prevent such disclosure.

8.7. Third Parties. Sellers shall pay all Specific Excluded Liabilities associated with the transferred Assets and Business, or make appropriate provisions for payment thereof that are satisfactory to Purchaser, pursuant to Section 2.2.

8.8. Obligations Concerning Certain Employees and Independent Contractors. Sellers shall make commercially reasonable efforts to cause each of the independent contractors listed on Schedule 8.8 hereto and each of LLC Seller’s employees to which Purchaser desires to offer employment (i) in the case of such employees, conclude Purchaser’s ordinary course of business drug and background check, and for all such employees of LLC Seller who are accepting employment with Purchaser at an annual salary of $50,000 or more to execute and deliver to Purchaser an Intellectual Property, Confidentiality, and Non-Solicitation Agreement in the form of Exhibit G attached hereto (“Confidentiality Agreements”), and (ii) in the case of each of the above-referenced independent contractors, to execute and deliver to Purchaser an independent contractor agreement with Purchaser, in a form satisfactory to Purchaser, including the drug testing and background checks required by such independent contractor agreements.

8.9. Bulk Sales Laws. Sellers and Purchaser hereby waive compliance by Sellers and Purchaser with the bulk sales Law with respect to the transaction contemplated by this Agreement, to the extent applicable, provided, however, Sellers shall jointly and severally promptly pay and discharge when due all claims of creditors asserted against Purchaser, the Assets or the Business by reason of such noncompliance and shall take promptly all necessary actions required to remove any lien which may be placed upon Purchaser, the Assets or the Business by reason of such noncompliance. Purchaser shall be entitled to reduce any Earnout Payments payable to Sellers by any amounts due from Sellers pursuant to this Section 8.9.

9. Covenants of Purchaser after Closing.

9.1. Records. Purchaser covenants and agrees that it shall (i) preserve and keep the records of LLC Seller delivered to it hereunder for a period of at least four (4) years from the Closing Date, and (ii) furnish or cause to be furnished to Sellers, at reasonable times, upon the reasonable request of Sellers as promptly as practicable such information (including access to personnel and books, records and computer data pertinent solely to the Business) and assistance as is reasonably necessary for Sellers in connection with the preparation, review, audit and filing of any tax return, the preparation for any tax audit or the defense of any assessment or other similar claim, any legal proceedings against Sellers, or any governmental investigations of Sellers or other legitimate purposes.

9.2. Debts after Closing. Purchaser shall duly pay all of the debts and obligations of the Business accruing on and after the Closing Date, unless such debts or obligations are Losses (as defined below) for which Purchaser is indemnified by Sellers in accordance with the provisions hereof.

9.3. Human Resources Matters. On October 1, 2012, Purchaser shall migrate eligible covered employees referenced in Section 8.3 above electing to transfer to the health benefit plans of Purchaser (or its Affiliate that sponsors such plans into which employees of Purchaser and its Affiliates enroll) to such plans and, promptly upon receipt from Sellers of satisfactory evidence of costs and expenses incurred under Section 8.3 above, reimburse Sellers for any such costs and expenses. In addition, Purchaser shall acknowledge and credit the years-of-service of such transferred employees at LLC Seller for purposes of any relevant calculations utilizing the same under Purchaser’s and its sponsoring Affiliate’s Benefit Plans.

9.4. Post-Closing Operation of the Business. During the period from the Closing Date to March 30, 2013 (the “Second Earnout Payment Period”), Purchaser commits to do the following (collectively, the “Operating Commitments”):

9.4.1. Operate the Assets and the Business as a separate profit center and shall track the results of the Business separately from its other operations for the periods hereinafter described;

9.4.2. Operate the customer-facing parts of the Business in a manner substantially similar in all material respects to the customer-facing operations of the Business prior to the Closing Date, except that Sellers acknowledge that, under Purchaser’s ownership, the Business will, among other things, (a) use the “shared services” organization of Purchaser for the services it renders, including, without limitation, services related to the following: human resources, accounting and finance (including, without limitation, purchasing, budgeting, bonding, accounting and project pro forma and pricing approval), legal and contract management, fleet, insurance, facilities, information technology and communications, insurance and travel, (b) be subject to certain senior leadership reporting responsibilities common to Purchaser and other business units of Purchaser’s Affiliates, and (c) be subject to the competitive concerns of other Affiliates of Purchaser and, as such, the Business will not be able to bind itself to engagements without first complying with the contracting policies and approval procedures of Purchaser’s parent, including, as applicable, consultation with executive management of such parent so that such executive management (with support from officers of the Business and other business units) can properly manage any resulting or possible conflicts with other business units of Purchaser’s parent, or customers, competitors and/or suppliers of such other business units;

9.4.3. Not divert to Purchaser or any Affiliate of Purchaser any existing customer or customer accounts of the Business, or accounts generated by the Business in the normal course after the Closing, without adequate financial provision, reasonably acceptable to the Sellers, being made to appropriately credit the Business as if it had performed the services; and

9.4.4. In the event Purchaser closes any portion of the Business during the Second Earnout Payment Period, make a mutually agreed upon (with LLC Seller) reduction to the applicable Target Revenue Amount(s) (on a pro-rata basis for the terminated period) to remove the relevant revenue from the applicable target amount; provided, however that, for purposes of this Section 9.4.4, any transfer of all or a portion of the Business by Purchaser to another portion of the Business shall not be deemed a “closure” of the portion of the Business from which the transfer was made.

9.5. Returns. Purchaser will file all tax returns with respect to the ownership and operation of the Assets and the Business from and after Closing.

9.6. Possible Fleet Service. Purchaser shall, on or before September 21, 2012, enter into good faith discussions with Seller with regards to a mutually acceptable agreement by which Purchaser will engage Seller to maintain and service Purchaser’s purchased fleet Assets in the Findlay, Ohio market with, among other things, the Excluded Fleet Service Assets; provided, however, that Seller acknowledges that Purchaser shall have no obligation to enter into any such agreement or to continue any such discussions if Purchaser determines, in its sole discretion, that an agreement is not likely to be reached on terms it deems acceptable.

10. Survival of Representations, Warranties, Indemnification, Etc.

10.1. Survival. All of the representations, warranties, covenants and agreements made by the parties to the Transaction Documents shall survive the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby subject to Section 10.10 hereof.

10.2. Purchaser’s Indemnification of Sellers. Purchaser and UniTek shall, jointly and severally, indemnify, defend and hold LLC Seller and each of its members, officers, directors, managers, employees, agents and affiliates, and their respective successors and assigns (the “Seller Indemnitees”), harmless from and against any and all claims, demands, damages, losses, obligations, liabilities, claims, deficiencies, write-offs, impairments, charges, costs and expenses, including without limitation reasonable attorneys’ fees and expenses and other costs and expenses incident to any action, investigation, claim or proceeding (all hereinafter collectively referred to as “Losses”), suffered, sustained, incurred or required to be paid by any Seller Indemnitee by reason of (i) any representation or warranty made by Purchaser or UniTek in this Agreement or in any other Transaction Document being untrue or incorrect, or (ii) the failure of Purchaser or UniTek to perform any covenant or agreement to be performed by Purchaser or UniTek, as applicable, under this Agreement or under any other Transaction Document to which Purchaser or UniTek, as applicable, is a party.

10.3. Sellers’ Indemnification of Purchaser. Sellers shall, jointly and severally, indemnify, defend and hold Purchaser and each of its parents, affiliates, subsidiaries and all of their respective officers, directors, managers, members, employees, Partners and agents and their respective successors and assigns (the “Purchaser Indemnitees”), harmless from and against any and all Losses suffered, sustained, incurred or required to be paid by any Purchaser Indemnitee by reason of (i) any representation or warranty made by Sellers in this Agreement or in any other Transaction Document being untrue or incorrect, (ii) the failure of Sellers to perform any covenant or agreement to be performed by Sellers under this Agreement or under any other Transaction Document, or (iii) any indebtedness, liabilities or obligations of Sellers of any type whatsoever, including any of the Excluded Liabilities and any liabilities of any nature for Taxes (accruing for periods prior to the Closing Date) or obligations under any LLC Seller’s Benefit Plans, other than the obligations expressly assumed by Purchaser pursuant to this Agreement as part of the Assumed Liabilities.

10.4. Injured Party Claim. If any party (the “Injured Party”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to this Section 10, the Injured Party shall give the Indemnifying Party written notice thereof promptly following the Injured Party’s receipt of such notice, provided, however, that the failure to give or delay in giving such notice to the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations under this Section 10 except to the extent, if any, that such failure or delay resulted in material prejudice to the Indemnifying Party’s rights hereunder. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Injured Party. The Indemnifying Party agrees to defend, contest or otherwise protect the Injured Party against any such suit, action, investigation, claim or proceeding at the Indemnifying Party’s own cost and expense, using counsel reasonably acceptable to the Injured Party, provided, that the Injured Party shall not be required to permit the Indemnifying Party to assume the defense of any third party claim or action which if not first paid, discharged or otherwise complied with would result in an interruption or interference with the conduct of the business of the Injured Party. The Injured Party shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the defense against any such suit, action, investigation, claim or proceeding and shall make available to the Indemnifying Party any books, records or other documents within the control of the Injured Party that are reasonably required for such defense.

10.5. Participation. The Injured Party shall have the right, but not the obligation, to participate (but not control) at its own expense in the defense or settlement of any such suit, action, investigation, claim or proceeding; provided, however, that if the Injured Party and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses, and the Injured Party shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Injured Party hereunder with respect to a claim without the prior written consent of the Injured Party, unless the Indemnifying Party delivers to the Injured Party a binding and enforceable agreement settling or compromising such claim with no monetary or legal liability to or injunctive relief against the Injured Party and with a complete release of the Injured Party with respect thereto.

10.6. Failure to Defend. If the Indemnifying Party fails to timely defend, contest or otherwise protect the Injured Party against any such suit, action, investigation, claim or proceeding, the Injured Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including without limitation reasonable attorneys’ fees and expenses, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

10.7. Notification of Non-Third Party Claims. If an Injured Party asserts the existence of any other claim, the Injured Party shall notify the Indemnifying Party of the nature and amount of the Losses asserted. If the Indemnifying Party, within a period of 15 days after the giving of such notice by the Injured Party, shall not give written notice to the Injured Party announcing its intention to contest such assertion of the Injured Party (such notice by the Indemnifying Party being hereinafter called the “Contest Notice”), such assertion of the Injured Party shall be deemed accepted and the amount of the Damages shall be deemed established. If, however, a Contest Notice is given to the Injured Party within said 15-day period, then the contested assertion of a claim and resulting Losses shall be settled in accordance with the provisions of Section 11 hereof. The Injured Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a claim and resulting Losses, and, upon the execution of such agreement, such Losses shall be deemed established. Notwithstanding anything to the contrary herein but still subject to the limitations set forth in Section 10.9, with respect to Section 2.2(vi) Excluded Liabilities involving “service within 90 days” (i.e., “SIN 90” truck rolls in DirecTV parlance), Purchaser and LLC Seller agree that Purchaser shall be entitled to $60 cost recovery for each such SIN 90 truck roll Loss for which it is due indemnification under the terms of this Agreement, less the amount of any reimbursement by, or other payment from, a third party for such truck roll, notwithstanding Purchaser’s actual costs for such truck roll. Purchaser shall provide a list of all such truck rolls performed by Purchaser if it seeks indemnification hereunder.

10.8. Insurance Proceeds. Any indemnification obligation of an Indemnifying Party for the Losses incurred or suffered by an Injured Party under this Section 10.8 shall be decreased by and to the extent of any insurance proceeds actually received by such Injured Party in respect of such Losses less any deductible and reasonable out-of-pocket expenses paid by such Injured Party.

10.9. Exclusive Remedy. Purchaser and Sellers acknowledge and agree that (absent securities law violations or other fraud) the sole and exclusive remedy and recourse (at law or in equity) with respect to any Losses relating to or arising out of the subject matter of this Agreement shall be pursuant and subject to the indemnification provision set forth in this Section 10

. In addition, neither the Sellers nor the Purchaser shall otherwise be required to indemnify the Purchaser Indemnitees or Seller Indemnitees, as applicable, pursuant to this Section 10 unless the aggregate amount of all claims for indemnification against such party or parties exceeds $50,000 (the “Threshold Amount”) and then only for the amount which exceeds the Threshold Amount. For the avoidance of doubt, the Threshold Amount shall not apply with respect to any payments owed under Sections 4.1.3 (i.e., any Earnout formula adjustments) and 4.1.4. Sellers' maximum liability to Purchaser Indemnitees under Section 10.3 above shall not exceed an aggregate of (i) in the case of any claims thereunder other than claims with respect to a breach or breaches of the representations and warranties in Sections 5.8, 5.11 or 5.13, $1,000.000, and (ii) with respect to a breach or breaches of the representations and warranties in Sections 5.8, 5.11 or 5.13, $2,000,000 (collectively, the “Indemnification Cap”). Purchaser and UniTek each hereby agrees not to solicit LLC Seller’s customers, suppliers or other third parties for any indemnification of Losses. Neither the Threshold Amount nor the Indemnification Cap shall apply to any Specific Excluded Liabilities.

10.10. Survival Periods. All representations and warranties contained in this Agreement (including the Schedules hereto) shall survive for a period of eighteen (18) months, except for matters involving the title to the Assets, as to which the representations and warranties shall survive until the expiration of any applicable statue of limitations. All covenants and agreements contained herein which are to be performed after the Closing shall survive until fully performed in accordance with their terms, and all covenants and agreements contained herein which are, in accordance with their terms, to be performed at or prior to the Closing shall survive for eighteen (18) months following the Closing Date. Notwithstanding anything to the contrary contained herein, the expiration of any such survival periods shall not preclude any claim for indemnification under this Section 10 based on or arising from a claim asserted or proceeding with respect to a claim by any Governmental Entity for Taxes in respect to any period beginning prior to Closing. No claim or cause of action resulting from a breach hereunder may be asserted unless asserted in writing to the party as to which there is alleged a breach prior to the expiration of the applicable survival period; provided, however, that the representations, warranties, covenants, indemnities and agreements contained herein shall survive after the applicable survival period with respect to any claim that a party shall make in writing in accordance with this Agreement (including claims for which only an estimate of potential losses can be provided) prior to the expiration of such survival period, and shall not expire until such claim or cause of action is finally resolved.

10.11. Setoff. In the event Purchaser asserts a claim for indemnification pursuant to this Section 10 at a time when any Earnout Payments remain due under Section 4 above, no payments shall be made on the portion of any Earnout Payments which is reasonably equivalent to the amount of the asserted claim(s) provided Purchaser places such portion of the Deferred Payment amount, reasonably equivalent to the amount of the asserted claim(s), in escrow (with an agent and pursuant to an escrow agreement mutually agreed upon by the parties hereto and such agent) during the pendency of such resolution.

11. Miscellaneous.

11.1. Entire Agreement. This Agreement and the other Transaction Documents (including the Schedules, exhibits and other attachments which are made a part hereof and thereof) constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in the Transaction Documents and in any financial statements, schedules or exhibits delivered pursuant hereto and thereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and, except as may be specifically provided herein, no change, modification, amendment, addition or termination of the Transaction Documents or any part hereof and thereof shall be valid unless in writing and signed by or on behalf of the parties hereto and thereto.

11.2. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid or sent by overnight courier service as follows with copies being sent via facsimile or e-mail:

If to Purchaser or UniTek:

DIRECTSAT USA, LLC

1777 Sentry Parkway West

Gwynedd Hall Suite 302

Blue Bell, PA 19422

Attention: Chief Financial Officer

e-mail: rlejman@unitekgs.com

Facsimile No.: (484) 493-1613

with a copy to:

Morgan Lewis & Bockius

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Justin Chairman, Esq.

e-mail: jchairman@morganlewis.com

Facsimile No.: (215) 963-5001

If to Sellers:

Skylink, Ltd.

700 Rockwell Avenue

Findlay, OH 45840

Attention: Mr. John Larbus

E-mail: ___________________

Facsimile No.: _____________

With a copy to:

Bricker & Eckler LLP

100 South Third Street

Columbus, OH 43215

Attention: Gordon Litt, Esq.

E-mail: glitt@bricker.com

Facsimile No.: 614-227-2390

or at such other address as any party may specify by notice given to such other party in accordance with this Section 12.2. The date of giving of any such notice shall be the date of hand delivery, three (3) days after the date of the posting of the mail or the date after the date deposited with the overnight courier.

11.3. Disclosure Schedules. The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The statements in the Disclosure Schedules relate to the provisions in the Sections of this Agreement to which they expressly refer and to each other provision or Section in this Agreement to which their relevance is reasonably apparent.

11.4. Waivers. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, any of similar or different nature, unless expressly so stated in writing.

11.5. Applicable Law; Venue. Each of the Transaction Documents, except for the Registration Rights Agreement and Earnout Confirmation Agreement, shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the Laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law of such state. The Registration Rights Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the Laws of the State of Delaware. The Earnout Confirmation Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the Laws of the State of Ohio. The parties hereto agree that any suit or proceeding arising out of any of the Transaction Documents (other than with respect to the Earnout Confirmation Agreement) or the consummation of the transactions contemplated hereby or thereby shall be brought only in the Court of Common Pleas of Montgomery County, Pennsylvania or, if jurisdiction is appropriate, in the federal court for the Eastern District of Pennsylvania. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction. Should any clause, section or part of the Transaction Documents be held or declared to be void or illegal for any reason, all other clauses, sections or parts of the Transaction Documents which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

11.6. JURY TRIAL WAIVER. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSIENSS AND TRANSACTION DOCUMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

11.7. Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with the Transaction Documents (including without limitation all legal, accounting, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the Transaction Documents and the transactions contemplated hereby) shall be the obligation of the party incurring such fees and expenses.

11.8. Publicity. No party to this Agreement shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement, except nothing contained in this Agreement will prevent any party from furnishing information to any governmental or quasi-governmental agency or from furnishing information to comply with applicable Law or public market requirements.

11.9. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns or heirs and personal representatives; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.

11.10. Additional Documentation. Each party shall, at the request of another party hereto, execute and deliver such other documents and instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

11.11. Headings. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

11.12. Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and Sellers, Purchaser and UniTek may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Signatures may be exchanged by facsimile or pdf attachment to email with originals to follow.

11.13. Interpretation. Where necessary or appropriate to the meaning, the singular and plural shall be interchangeable, and words of any gender shall include all genders. The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date and year first above written.

PURCHASER:		SELLERS:

DIRECTSAT USA, LLC		skylink ltd

By:	/s/ Ronald J. Lejman	By:	/s/ John Larbus
	Ronald J. Lejman, Manager		John Larbus, Managing Member

UNITEK:

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Ronald J. Lejman	By:	/s/ John Larbus
	Ronald J. Lejman		John Larbus, individually
Chief Financial Officer

LIST OF EXHIBITS

EXHIBIT A	Wire Instructions
EXHIBIT B	Earnout Confirmation Agreement
EXHIBIT C	Second Earnout Payment Formula
EXHIBIT D	Form of Registration Rights Agreement
EXHIBIT E	Working Capital Adjustment Formula
EXHIBIT F	Form of Non-Competition Agreement
EXHIBIT G	Form of Confidentiality Agreement

LIST OF SCHEDULES

Schedule	Description
1.1	Assumed Leases
1.2a	Excluded Fleet Assets
1.2b	Excluded Call Center Assets
2.1	Assumed Liabilities
5.4.2	Consent/Authorization
5.8.1	List of Benefit Plans (deferred comp, pension, etc)
5.8.8	List of non-US Citizen employees
5.9	List of contracts/other agreements
5.10	List of Open claims/suits
5.12.1	List of any patents/trademarks
5.12.3	Violation of any licenses
5.14	List of all insurance policies
5.15.1	List of interests in personal property
5.15.2	List of all leased/subleased property
5.17	List of employees
5.18	Detailed list of trucks
7.1.11	List of customers
8.8	List of independent contractors

Exhibit A

Wire Instructions

See attached.

Exhibit B

Earnout Confirmation Agreement

EARNOUT CONFIRMATION Agreement

This Earnout Confirmation Agreement (the “Agreement”) is made and entered into on September 14, 2012, by and among UniTek Global Services, Inc., a Delaware corporation (“UniTek”), DirectSat USA, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UniTek (“Purchaser”), Skylink LTD, an Ohio limited liability company (“LLC Seller”), and Mr. John Larbus, an individual resident of Ohio.

Recitals

A. The parties hereto are each a party to that certain Asset Purchase Agreement, dated as of September 14, 2012 (the “Purchase Agreement”).

B. This Agreement evidences the obligation of Purchaser to make those payments required by Sections 4.1.2 and 4.1.3 of the Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

C. In order to induce Sellers to enter into this Agreement and the Purchase Agreement, UniTek shall execute a guaranty of Purchaser’s obligations hereunder.

Witnesseth

NOW, THEREFORE, the parties to this Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound by this Agreement, do hereby agree as follows:

ARTICLE I

PAYMENT OF EARNOUT PAYMENTS

1.1 Purchaser shall pay the Earnout Payments required by Sections 4.1.2 and 4.1.3 of the Purchase Agreement, subject to the terms, conditions and limitations of such sections; provided, however, that anything else in this Agreement or the Purchase Agreement notwithstanding, the Earnout Payments may accrue but shall not be payable in cash either (x) during the period of the continuance of any event of default under UniTek’s senior loan agreements or (y) during any period when UniTek and its subsidiaries shall, both immediately prior to and after giving effect to any such payment, have amounts available under their revolving credit facilities, less the amount of outstanding trade payables of UniTek and its subsidiaries that are more than 60 days past due (both calculated based on the time of payment and on a five-day average), of less than $15,000,000, provided that such accrued Earnout Payments shall be immediately due and payable in cash within five (5) business days of the expiration of the circumstances described in subsection (x) and (y), as applicable, of this Section 1.1 (and the failure to make such payment within such five business day period shall be an “Event of Default” hereunder). The amount of any Earnout Payment not paid when originally due pursuant to the Sections 4.1.2 and 4.1.3 of the Purchase Agreement will increase by an amount equal to 10% per annum from such original due date until paid or converted into UniTek Common Stock (i.e. if the Initial Earnout Payment is not paid on December 31, 2012 then the Earnout Payment due on December 31, 2012 will begin to increase by an amount equal to 10% per annum from December 31, 2012 until paid or converted into UniTek Common Stock).

1.2 UniTek shall perform its obligations under Section 4.1.3 of the Purchase Agreement, subject to the terms, conditions and limitations of such section. UniTek hereby guaranties the performance of all obligations of Purchaser under the terms of this Agreement and the Asset Purchase Agreement as and when such obligations are to be performed by Purchaser pursuant to the terms and conditions of this Agreement and the Purchase Agreement. UniTek agrees that its guaranty constitutes a guarantee of payment when such obligations are to be performed by Purchaser and not of collection and LLC Seller shall not be required or obligated, as a condition of the UniTek’s liability, to make any demand upon or to pursue any of its rights against Purchaser. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Earnout Payments, as such may be adjusted pursuant to the terms of the Purchase Agreement, have been indefeasibly paid in full. Except for any adjustment to the Earnout Payments pursuant to the terms of the Purchase Agreement, Unitek’s guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by LLC Seller of Purchaser, or by any irregularity, unenforceability or invalidity of any of the Earnout Payments or any part thereof. UniTek’s obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, recoupment, deduction or defense based upon any claim UniTek may have (directly or indirectly) against LLC Seller, except payment in cash of the Earnout Payments or, as provided in the Purchase Agreement and at the sole discretion of LLC Seller, in exchange for UniTek Common Stock.

ARTICLE II

CONVERSION; REMEDIES UPON EVENT OF DEFAULT

2.1 Upon the failure of Purchaser to timely pay all or any portion of an Earnout Payment when due pursuant to, and subject to the terms, conditions and limitations of, the Purchase Agreement (without regard to any deferral otherwise applicable to such payment pursuant to Section 1.1 above), then unpaid amount of such Earnout Payment may be converted, at the sole option of LLC Seller, into shares of UniTek Common Stock, at a price per share equal to the volume weighted average price per share of the UniTek Common Stock on the NASDAQ Global Market for the twenty (20) trading days prior to the date of such conversion, subject to the limitations on conversion set forth in Section 2.2.

2.2 In no case shall the aggregate number of shares of UniTek Common Stock issued upon conversion of this Agreement exceed 3,715,915(an amount equal to 19.9% of 18,672,941 outstanding shares of UniTek Common Stock as of the date of the Purchase Agreement). In the event that the limitation set forth in the foregoing sentence is triggered, then LLC Seller shall be deemed to have exercised its right to conversion under Section 2.1 only as to such portion of the unpaid Earnout Payment as to which conversion may be effected without resulting in the issuance of shares of UniTek Common Stock that would violate this Section 2.2. Purchaser shall be entitled to receive the balance of the Earnout Payment which could not be converted due to the restrictions contained in this Section 2.2 in accordance with the terms of this Agreement and the Purchase Agreement.

2.3 Upon delivery by LLC Seller to UniTek of a written notice of its election to convert all or any portion of the Earnout Payments pursuant to this Article 2, without any further action on the part of LLC Seller, Purchaser’s obligation to pay such portion of the Earnout Payments shall terminate and LLC Seller shall have no further rights with respect to such portion of the Earnout Payments other than the right to receive shares of UniTek Common Stock issuable upon conversion thereof. No fractional shares of UniTek Common Stock will be issued upon conversion of the Earnout Payments. In lieu of any fractional share to which LLC Seller would otherwise be entitled upon a conversion hereunder, Purchaser will pay to LLC Seller, in cash, the amount of the Earnout Payment that would otherwise be converted into such fractional share in accordance with the terms of this Agreement and the Purchase Agreement as a portion of the Earnout Payment that was not converted.

2.4 The failure of LLC Seller to exercise any conversion option herein provided upon the failure to receive timely payment of all or any portion of an Earnout Payment when due pursuant to, and subject to the terms, conditions and limitations of, the Purchase Agreement (without regard to any deferral otherwise applicable to such payment pursuant to Section 1.1 above) shall not constitute a waiver of the right to exercise such option in the event such Earnout Payment remains unpaid. In addition, if an Event of Default occurs and is not cured, LLC Seller may, at its option, demand, sue for, collect, or make any compromise or settlement it deems desirable.

2.5 Unitek and Purchaser each hereby jointly and severally agree to pay to LLC Seller all costs of collecting any Earnout Payments which may be due upon an Event of Default, and said costs and any other sums due LLC Seller by virtue of this Agreement may be included in any judgment or decree rendered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND UNITEK

3.1 Each of Purchaser and UniTek has been duly formed, is validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and UniTek has the company power to (i) own its properties and carry on its business as now being conducted and (ii) execute, deliver and perform its obligations under this Agreement.

3.2 The execution, delivery and performance by each of Purchaser and UniTek of this Agreement and its obligations hereunder: (i) have been duly authorized by all necessary company action on the part of Purchaser and UniTek, as the case may be; (ii) will not violate any provision of Law or any order of any court or other agency of the United States or any state thereof applicable to Purchaser or UniTek, as the case may be, or any of their respective properties or assets; (iii) will not violate any provision of the certificate of incorporation or bylaws of Purchaser or UniTek, as the case may be; and (iv) will not result in a default under any other material agreement, order or undertaking binding on Purchaser or UniTek, as the case may be.

3.3 All authorizations, approvals, registrations or filings from or with any Governmental Entity required for the execution, delivery and performance by Purchaser or UniTek, as the case may be, have been duly obtained or made and are in full force and effect.

3.4 This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of each of Purchaser and UniTek, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and

3.5 There are no actions, suits or other proceedings at law or in equity against Purchaser or UniTek by or before any arbitrator, arbitration panel or Governmental Entity, (b) there are no investigations known to Purchaser or UniTek by any Governmental Entity of the affairs of, or threatened action in writing, suit or other such proceeding against or affecting, Purchaser or UniTek or any of their respective properties or rights, and (iii) neither Purchaser nor UniTek is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Entity binding upon it; except, in the case of sub-clauses (i) through (iii), where such could not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect on (i) the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of UniTek or (ii) the ability of Purchaser or UniTek to perform its obligations under this Agreement or on LLC Seller’s ability to enforce any such obligations.

ARTICLE IV

Miscellaneous

4.1 The provisions of this Agreement may be amended only with the written consent of each of the parties hereto.

4.2 All payments to be made to LLC Seller shall be made in the lawful money of the United States in immediately available funds.

4.3 All questions concerning the construction, validity, and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

4.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.5 SUBMISSION TO JURISDICTION. Each of the parties hereby irrevocably submits itself to the jurisdiction of the state courts of the State of Ohio in Hancock County and to the jurisdiction of the United States District Court for the Northern District of Ohio for the purposes of any suit, action or other proceeding arising out of or based upon this agreement or the subject matter hereof. Each of the parties, to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced in or by such Court. Each of Purchaser and Unitek agrees that its submission to jurisdiction is made for the express benefit of LLC Seller. Final Judgment against Purchaser or Unitek in any such action, suit or proceeding shall be conclusive, and may be enforced in any other jurisdiction (A) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of indebtedness or liability of Purchaser or Unitek, as the case may be, therein described or (B) in any other manner provided by or pursuant to the laws of such other jurisdiction.

4.6 CONFESSION OF JUDGMENT. Purchaser and Unitek each hereby authorizes any attorney at law to appear in any Court of Record in the State of Ohio or in any state or territory of the United States after any or all of the Earnout Payments become due, whether upon an Event of Default or otherwise, to waive the issuing and service of process, and to confess judgment against any one or more of Purchaser and/or Unitek in favor of LLC Seller for the amount then appearing due, including interest, late charges, collections costs, attorneys' fees and the like, together with costs of suit, and thereupon to waive and release all errors in said proceedings and judgments, and all petitions in error and rights of appeal from said judgments, and all stays of execution. No such judgment or judgments against less than all of Purchaser and/or Unitek shall be a bar to a subsequent judgment or judgments against any one or more of Purchaser and/or Unitek against whom judgment has not been obtained hereon, this being a joint and several warrant of attorney to confess judgment.

[Signature Page Follows on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

UNITEK GLOBAL SERVICES, INC.

By: _________________________________
Printed Name:__________________________
Its:___________________________________

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

DIRECTSAT USA, LLC

By: _________________________________
Printed Name:__________________________
Its:___________________________________

SKYLINK LTD.

By:___________________________________
Printed Name:___________________________
Its:____________________________________

_______________________________________
John Larbus

Exhibit C

Second Earnout Payment Formula

Capitalized terms used herein but not otherwise defined have the meaning set forth in the Asset Purchase Agreement to which this Exhibit is attached and of which it forms a part.

In accordance with procedures set forth in the letter agreement, dated July 13, 2012, between Purchaser and LLC Seller, as amended, concerning the transaction set forth in the Agreement, Purchaser and Seller have mutually agreed upon an “Adjusted Target Revenue Amount” of $13,869,445 for purposes the Second Earnout Payment formula below, subject to Section 9.4.4 of the Agreement.

Formula for determination of the amount of the Second Earnout Payment:

Following the end of Purchaser’s first fiscal quarter of 2013 (expected to be March 30, 2013), Purchaser will determine the Actual Work Order Revenue (as defined below) for the Second Earnout Payment Period, which amount will be compared to the Adjusted Target Revenue Amount and any shortfall will result in a decrease in the $6,000,000 Second Earnout Payment amount set forth in the Agreement1 by an amount equal to (i) the shortfall amount, multiplied by (ii) 22%; provided, however, any such decrease will be limited by the Floor Amount. As used herein, the term “Actual Work Order Revenue” means revenue generated by the Transferred Assets and the Business during the Second Earnout Payment Period (taking into consideration Section 9.4.4 of the Agreement, if applicable), exclusive of any incentive payments, fuel stipends and other variable revenue sources.

Examples:

If Actual Work Order Revenue for the Second Earnout Payment Period is $13,500,000, the Second Earnout Payment would be $5,918,720. ($6,000,000 – [0.22 x ($13,869,455 - $13,500,000)]; and

If Actual Work Order Revenue for the Second Earnout Period is $13,000,000, the Second Earnout Payment would be $5,808,720. ($6,000,000 – [0.22 x ($13,869,455 - $13,000,000)].

1 Or such greater or lesser amount as may be applicable in the event the Second Earnout Payment amount is adjusted in accordance with the provisions of the Agreement.

Exhibit D

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

September 14, 2012

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of September 14, 2012, is by and among UniTek Global Services, Inc., a Delaware corporation (the “Company”) and Skylink LTD, an Ohio limited liability company (the “Stockholder”).

W I T N E S S E T H

WHEREAS, this is the Registration Rights Agreement referred to in that certain Asset Purchase Agreement, dated as of September 14, 2012 (the “Asset Purchase Agreement”), by and among the Company, DirectSat USA, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“DirectSat”), the Stockholder and Mr. John Larbus, an individual resident of Ohio; and

WHEREAS, all capitalized terms used but not defined in this Agreement will have the respective meanings ascribed thereto in the Asset Purchase Agreement; and

WHEREAS, pursuant to the Asset Purchase Agreement, DirectSat will purchase substantially all of the Assets and Assumed Liabilities in exchange for consideration consisting of up to $23,500,000, a portion of which shall be payable as the Earnout Payments and evidenced by the Earnout Confirmation Agreement; and

WHEREAS, the Earnout Payments may, under certain circumstances described therein and in the Asset Purchase Agreement, be convertible into shares of the common stock of the Company (the “Company Stock”); and

WHEREAS, the parties are executing and delivering this Agreement in accordance with and pursuant to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I
Certain Definitions; Restrictions on Transfer

1.1. For purposes of this Agreement:

(a) “Registrable Securities” means (i) all shares of Company Stock issued, or to be issued in the future, to the Stockholder pursuant to conversion of all or any portion of the Earnout Payments, and (ii) any equity securities of the Company (and any other securities of the Company that are, or may be with the passage of time or the occurrence of one or more events, convertible into equity securities of the Company), issued in respect of the shares described in clause (i), including without limitation, pursuant to any stock dividend, stock split or recapitalization of the Company; provided, that no share of Company Stock or other equity security shall be considered a Registrable Security once such security may be sold by the Stockholder pursuant to without limitation pursuant to Rule 144.

(b) “SEC” means the United States Securities and Exchange Commission.

(c) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(d) “Selling Stockholder Information” with respect to any Stockholder, means (i) its name, address, number of shares of Registrable Securities being offered and the number of shares beneficially owned by such Stockholder (excluding any percentages) which are required to appear in the table (and corresponding footnotes) under the caption “Selling Stockholder” in the prospectus that is a part of the Shelf Registration Statement and (ii) any additional information about or pertaining to the Stockholder reasonably requested by the Company which the Company believes, in good faith, is needed to satisfy the Company’s disclosure requirements under the Securities Act with respect to the Shelf Registration Statement.

(e) “Transfer” means any offer, sale, assignment, grant of option to purchase, pledge, hypothecation, transfer or other disposition or encumbrance of any Registrable Security, or any beneficial interest therein, or the entry into any binding contract, agreement or arrangement providing for any of the foregoing, provided that, “Transfer” shall not include (i) the tendering of Registrable Securities into any publicly announced tender offer for more than 50% of the issued and outstanding shares of Company Stock, (ii) the exchange or conversion of the Registrable Securities into cash, securities or other consideration in connection with any merger, consolidation or reorganization pursuant to which the holders of the voting shares of Company Stock immediately before such transaction will hold less than 50% of the voting securities of the entity surviving or resulting from such transaction, (iii) the offer, sale, assignment, grant of option to purchase, pledge, hypothecation, transfer or other disposition or encumbrance of any Registrable Security owned by a Stockholder, or any beneficial interest therein, or the entry into any binding contract, agreement or arrangement providing for any of the foregoing, upon and after such date when (A) a “person” or “group” (within the meanings of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly of securities of the Company representing 50% or more of the voting power of the Company’s then outstanding capital stock or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets, or (iv) subject to compliance with applicable Laws, the offer, sale, assignment, grant of option to purchase, pledge, hypothecation, transfer or other disposition or encumbrance of any Registrable Security owned by a Stockholder, or any beneficial interest therein, or the entry into any binding contract, agreement or arrangement providing for any of the foregoing, upon the death of a direct or indirect owner (including, but not limited to any person for whom a trust is named) of such Individual Stockholder.

1.2. Restrictions on Transfer. No Stockholder may voluntarily Transfer any Registrable Security unless (a) the requirements of Article II have been satisfied in full or (b) the Transfer is made pursuant to the Shelf Registration Statement.

Article II
Securities Laws Provisions

2.1. Securities Laws Compliance. No Stockholder may voluntarily Transfer Registrable Securities unless (a) a registration statement is then in effect under the Securities Act covering such Transfer and such Transfer is made in accordance with such registration statement, or (b) (i) the Stockholder notifies the Company of the proposed Transfer and furnishes the Company with a written statement of the circumstances surrounding the Transfer, and (ii) if requested by the Company, the Stockholder furnishes the Company with an opinion of counsel reasonably satisfactory to the Company, at the Stockholder’s expense, that such Transfer will not require registration of the subject Registrable Securities under the Securities Act or any filing or registration under applicable state securities and blue sky laws; provided, however, that no opinion of counsel will be required if the Transfer is pursuant to Rule 144 and the written statement furnished to the Company pursuant to clause (i) above contains reasonably sufficient information to enable the Company, in consultation with its counsel, to determine that the transferor has complied with the applicable requirements of Rule 144.

2.2. Required Legends. Each certificate representing securities of the Company will bear a legend substantially in the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, OR IF PURSUANT TO RULE 144, A WRITTEN STATEMENT, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

The Company will reissue, without such legend, any certificate representing securities of the Company, at the request of the holder thereof, at such time as all of the securities represented by such certificate become eligible for resale without compliance with the registration or qualification provisions of applicable federal and state securities laws. For avoidance of doubt, the Company will reissue, without such legend, any certificate representing securities of the Company held by a Stockholder, that is not an Affiliate of the Company, at the request of the holder thereof, at any time after the one-year anniversary of the date hereof, provided that such Stockholder furnishes the Company with evidence reasonably satisfactory to the Company’s counsel that such Stockholder then satisfies the applicable requirements of Rule 144.

Article III
Registration

3.1. Shelf Registration. In the event that the shares of the Company Stock are issued upon conversion of any portion of the Earnout Payments (in each case, a “Share Conversion”) and the shares of Company Stock delivered in the Share Conversion may not be freely sold without volume restrictions under Rule 144, then as soon as reasonably practicable, but in no event later than the date which is ninety (90) days after the date of the Share Conversion (each such date, a “Filing Deadline”), the Company shall file with the SEC a registration on Form S 3 (or any successor to Form S 3) or any similar short form registration statement naming the Stockholder as selling securityholder and containing such information as is required for the Stockholder to resell (a “Resale”) the Registrable Securities, from time to time, on a continuous or delayed basis, and to deliver the prospectus to purchasers of Registrable Securities in accordance with applicable law (such registration statement, including any prospectus or prospectus supplements related thereto, in each case as they relate to any Resale, is referred to herein as a “Shelf Registration Statement”). The Company will use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the Stockholder is able to sell all of the Registrable Securities covered thereby pursuant to Rule 144 without limitation, which, for the avoidance of doubt, shall with respect to any Registrable Securities be the one-year anniversary of the date of the Share Conversion pursuant to which such Registrable Securities were issued (the “Effectiveness Period”). Any sale of the Registrable Securities pursuant to the Shelf Registration Statement will not be underwritten.

3.2. Registration Procedures. In connection with the registration obligations of the Company under Section 3.1 hereof, the Company will:

(a) use its best commercially practicable efforts to cause the Registration Statement to be declared effective by the SEC promptly after the filing thereof;

(b) as promptly as practicable, prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement continuously effective during the Effectiveness Period; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and use its reasonable best efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of Registrable Securities covered by the Shelf Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the Stockholder set forth in such Shelf Registration Statement as so amended or such prospectus as so supplemented;

(c) at least three (3) days prior to the filing of the Shelf Registration Statement, or any prospectus, amendment or supplement thereto, furnish a copy thereof to the Stockholder or its counsel;

(d) deliver to the Stockholder, without charge, as many copies of the prospectus as they may reasonably request (the Company hereby consenting to the use of each such prospectus by the Stockholder in connection with the offering and sale of the Registrable Securities covered by such prospectus and a reasonable number of copies of the Shelf Registration Statement and any post-effective amendments thereto and any supplements to the prospectus, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(e) use commercially-reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Stockholder reasonably requests and keep such registration or qualification effective during the Effectiveness Period, and do any and all other acts and things that may be reasonably necessary or advisable to enable the Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities covered by the Shelf Registration Statement; provided, however, that the Company will not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause, (ii) to subject itself to taxation in any such jurisdiction, (iii) to consent to general service of process in any such jurisdiction or (iv) to comply with requirements under so-called “fair, just and equitable standards” under state securities laws;

(f) notify the Stockholder, at any time that a prospectus covered by the Shelf Registration Statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge and as a result of which the prospectus included in the Shelf Registration Statement as then in effect would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of the Stockholder, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the Stockholder, such prospectus, as so amended or supplemented, will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all securities covered by such Shelf Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed and to be qualified for trading on each system on which similar securities issued by the Company are from time to time qualified;

(h) provide a transfer agent and registrar for all securities covered by the Shelf Registration Statement not later than the effective date of the Shelf Registration Statement and thereafter maintain such a transfer agent and registrar;

(i) take all such other actions as may be reasonably required to expedite or facilitate the disposition of the securities covered by the Shelf Registration Statement;

(j) otherwise use commercially reasonably efforts to comply with the provisions of the Securities Act and all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, covering a period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Shelf Registration Statement; and

(k) upon the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in the Shelf Registration Statement for sale in any jurisdiction, the Company will use its best efforts promptly to obtain the withdrawal of such order.

The Stockholder agrees that upon receipt of any notice from the Company of the happening of any event described in Section 3.2(f), it will discontinue its disposition of securities pursuant to the Shelf Registration Statement until it receives copies of the supplemented or amended prospectus contemplated by Section 3.2(f) and, if so directed by the Company, will deliver to the Company all copies, other than permanent file copies, then in the Stockholder’s possession of the prospectus that was in effect at the time of receipt of such notice.

3.3. Registration Expenses. The Company will pay the Registration Expenses (as defined below) in connection with the Shelf Registration Statement. All other expenses will be paid by the Stockholder. The term “Registration Expenses” means any and all expenses incident to the Company’s performance of or compliance with this Article III, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and expenses of counsel for the Company and all independent certified public accountants and the fees and expenses of any other persons retained by the Company in connection with the registration.

3.4. Indemnification.

(a) Indemnification by the Company. With respect to a registration pursuant to this Agreement, the Company agrees to indemnify, to the extent permitted by law, the Stockholder against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus (or any amendment thereof or supplement thereto) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Stockholder for use therein.

(b) Indemnification by the Stockholder. With respect to a registration pursuant to this Agreement, the Stockholder will furnish to the Company in writing an affidavit containing the Selling Stockholder Information for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, and its directors, officers and controlling persons against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus (or any amendment thereof or supplement thereto) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, but only to the extent that such untrue statement or omission is contained in or caused by any written affidavit.

(c) Notice; Defense of Claims. Any party entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) Contribution. If the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the registration and sale of any securities and the expiration or termination of this Agreement.

Article IV
Rule 144

With a view to making available to the Stockholder the benefits of Rule 144 promulgated under the Securities Act (or any other similar rule or regulation of the SEC that may at any time permit the investors to sell securities of the Company to the public without registration but excluding Rule 144A promulgated under the Securities Act or any successor or similar rule as may be enacted by the SEC from time to time) (“Rule 144”), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and such reports and other documents is required for the applicable provisions of Rule 144; and

(d) furnish to the Stockholder so long as the Stockholder owns any Registrable Securities, promptly upon request, such information as may be reasonably requested to permit the Stockholder to sell such securities pursuant to Rule 144 without registration.

This Article IV will terminate and be of no further force or effect on the date upon which the Stockholder has sold all of their Registrable Securities.

Article V
Miscellaneous Provisions.

5.1. Termination. Notwithstanding anything to the contrary set forth herein, this Agreement will terminate and be of no further force or effect (except as provided in Section 3.4(e)) upon the earliest to occur of (a) the date on which no Registrable Securities are then held by the Stockholder, and (b) the one-year anniversary of the date of the last Share Conversion.

5.2. Legends on Certificates. During the term of this Agreement, each certificate or other instrument representing shares of Registrable Securities will bear, in addition to any legend required pursuant to the terms of Section 2.2, a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF SEPTEMBER __, 2012, BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

the Company will reissue, without such legend any certificate representing securities of the Company held by the Stockholder, at the request of the holder thereof, at any time after the expiration of the applicable restrictions under Section 1.2 hereof. The Company will make a notation on its records and give instructions to any transfer agent of its equity securities to implement the restrictions on transfer established in this Agreement. The Stockholder agrees and consents to the entry of stop transfer instructions by the Company or any such transfer agent in order to enforce the restrictions on transfer established in this Agreement.

5.3. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to DirectSat or the Company:	UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall Suite 302
Blue Bell, PA 19422
Attention: Chief Financial Officer
E-mail: rlejman@unitekgs.com
Facsimile No.: (267) 464-1613

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman, Esq.
E-mail: jchairman@morganlewis.com
Facsimile: (215) 963-5000
If to the Stockholder:	Skylink, Ltd.
700 Rockwell Avenue
Findlay, OH 45840
Attention: Mr. John Larbus
E-mail:
Facsimile No.:

with a copy (which will not constitute notice) to:

Bricker & Eckler LLP
100 South Third Street
Columbus, OH 43215
Attention: Gordon Litt, Esq.
E-mail: glitt@bricker.com
Facsimile: (614) 227-2390

5.4 No Third Party Beneficiaries. Nothing in this Agreement will create, confer or be deemed to create or confer any third party beneficiary rights in any person or other legal entity not party to this Agreement.

5.5. Assignment. The rights and obligations of the Stockholder pursuant to this Agreement are not assignable except that such rights and obligations as they relate to a particular security will be automatically assigned to any transferee of such security if such security was Transferred in a manner permitted by this Agreement. Any attempted assignment of such rights and obligations in violation of this Section 5.5 will be null and void. The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

5.6. Amendment. No amendment, modification or supplement of or to this Agreement will be effective unless made in writing and signed by (i) the Company and (ii) the Stockholder.

5.7. Waivers. No waiver of any provision of this Agreement, or consent to any departure from its terms, will be effective unless made in writing and signed by the party giving such waiver or consent. No action (other than a waiver) taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver, by the party taking such action, of the other party’s compliance with any covenant or agreement contained in this Agreement. No delay or omission on the part of any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any other right or remedy. No waiver by any party of any right or remedy under this Agreement on any one occasion will be deemed a bar to or waiver of the same or any other right or remedy on any future occasion. No partial exercise of any right or remedy under this Agreement by any party will preclude any further exercise thereof or the exercise of any other right or remedy.

5.8. Further Assurances. Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

5.9. Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.

(d) The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

5.10. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.11. Business Days. If the last or appointed day for the taking of any action required under this Agreement, or the expiration of any right granted in this Agreement, is a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.

5.12. Entire Agreement. This Agreement (together with the Asset Purchase Agreement and the Earnout Confirmation Agreement) represents, and is intended to be, a complete statement of all of the terms and the arrangements between the Company and the Stockholder with respect to the matters provided for herein, supersedes any and all previous oral or written and all contemporaneous oral agreements, understandings, negotiations and discussions between the Company and the Stockholder with respect to those matters.

5.13. Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by applicable law. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach by a party of the provisions of this Agreement and that the any party may in its sole discretion apply to a court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief to enforce or prevent violation of the provisions of this Agreement.

5.14. Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.15. Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when all parties hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

* * * Remainder of Page Intentionally Left Blank * * *

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first written above.

THE COMPANY:
UNITEK GLOBAL SERVICES, INC.

By: ____________________________________
Name: Ronald J. Lejman
Title: Chief Financial Officer

STOCKHOLDER:

SKYLINK LTD

_______________________________________
Name: John Larbus
Title: Managing Member

Exhibit E

Working Capital Adjustment Formula

Subject to Section 4.1.4 of the Agreement to which this Exhibit is attached, the Second Earnout Payment is subject to a one-time increase or decrease, as applicable, by the amount by which (i) actual net working capital of the acquired Business and Assets on the Closing Date (determined jointly by Purchaser and LLC Seller within 30 days following the Closing Date based on U.S. GAAP (consistently applied) measurements of the same components used above in determining the 9/14 Target Net Working Capital amount) exceeds or falls short of, as applicable, of (ii) the 9/14 Target Net Working Capital amount above.

Exhibit F

Form of Non-Competition Agreement

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) is made as of this 14th day of September, 2012 (the “Effective Date”) between DirecSat USA, LLC, a Delaware limited liability company (“Purchaser”), and Skylink, LTD., an Ohio limited liability company (“Skylink”), and Mr. John Larbus, a resident of Ohio (“Larbus” and, collectively with Skylink, the “Restricted Parties”).

W I T N E S S E T H:

WHEREAS, Purchaser, Purchaser’s indirect parent, UniTek Global Services, Inc. (“UniTek”), and Restricted Parties are parties to an Asset Purchase Agreement (“APA”) dated the date hereof pursuant to which Purchaser is acquiring substantially all of the assets of Skylink used by Skylink to provide services (excluding call center and fleet repair services) with regards to video, internet and multi-dwelling unit fulfillment/installation for satellite television companies (the “Business”), as such assets are more particularly described in the APA (the “Transferred Assets”); and

WHEREAS, in order to induce Purchaser to execute the APA and complete the transactions contemplated therein, the Restricted Parties, each of them jointly and severally, are willing to enter into this Agreement have agreed to restrict its activities following the Closing as hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Confidentiality. At all times after the Effective Date, the Restricted Parties shall not, at any time after the date hereof, use, disclose or divulge any information, knowledge and data that is not generally known to the public (other than by act or acts of Larbus) that the Restricted Parties may have relating to any one or more of the aspects of the present and past business or finances of the Transferred Assets and the Business or any of its predecessors, including, but not limited to, patents and patent applications, inventions and improvements, whether patentable or not, development projects, policies, processes, formulas, techniques, know-how, technical information, and other facts relating to products, services, sales, advertising, promotions, financial matters, vendors, customers, customer lists, customer purchases or requirements, licenses or trade secrets, including, without limitation, all unpublished information and all information and data which is not generally available to the industry) (collectively, “Confidential Information”) to any other Person, except with the written consent of Purchaser or except as otherwise required by law or regulation, provided, however, that (i) before disclosing any Confidential Information to any other Person pursuant to any such requirement of law or regulation, the Restricted Parties shall notify the Purchaser in writing of such requirement within two business days of the Restricted Parties receiving notice of such requirement, and (ii) the Restricted Parties shall have the right to use Confidential Information to enforce and exercise, as applicable, their respective rights and obligations under the APA, the Transaction Documents (as defined in the APA) and the other documents executed and delivered in connection therewith.

2. Non-Competition. For a period ending on three (3) years after the Effective Date, the Restricted Parties shall not, anywhere in the United States (the “Restricted Territory”), directly or indirectly own, manage, operate, control or participate in any other partnership, corporation, trust, association, limited liability company or any other type of entity or organization (collectively “Person”) engaged in or planning to become engaged in the business of providing outsourced services to the telecommunications, satellite, broadband cable, cellular/wireless tower, utility, power, management services, government, public safety, security or home services industries, or that otherwise competes with Unitek or any of its Affiliates within the Territory (a “Competing Business”) substantially similar to the Business, or provide to any such Competing Business any advice or services related to the Business; provided, however, that the Restricted Parties may (i) provide outsourced call center services and fleet repair services utilizing the Excluded Assets (as defined in the APA) or otherwise to any Person engaged in or planning to become engaged in any of the above-referenced industries, and (ii) purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities and Exchange Act.

3. Business Relationships. For period of three (3) years from the Effective Date, the Restricted Parties shall not directly or indirectly cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor or other business relation of Purchaser either before or after the Closing, to cease doing business with Purchaser, to deal with any competitor of Purchaser, or interfere with its relationship with Purchaser.

4. Non-Solicitation of Employees and Subcontractors. For period of three (3) years after the Effective Date, Restricted Parties shall not directly or indirectly knowingly solicit for hire or attempt to solicit for hire any employee or independent contractor of Purchaser or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors. Notwithstanding the foregoing, the Restricted Parties or their affiliates may hire a former employee or independent contractor after one (1) year after such person or entities’ termination with Purchaser, or such longer time period contained in any agreement between such person or entity and Purchaser.

5. Remedy. The Restricted Parties agree that the remedy at law for any breach or threatened breach of the provisions of Sections 1 through 4 hereof will be inadequate and that any breach or attempted breach would cause immediate and permanent damage to Purchaser which would be impossible to ascertain, and therefore the Restricted Parties agree and consent that, in the event of such breach or threatened breach, Purchaser shall be entitled to injunctive relief to compel the Restricted Parties to refrain from the actions prohibited under such Sections. Such injunctive relief shall be in addition to any and all other legal and equitable remedies available to Purchasers for such breach or threatened breach, including recovery of damages.

6. Unenforceable Provisions. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Agreement is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7. Acknowledgment. The Restricted Parties hereby acknowledge that (i) the provisions of this Agreement are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Transferred Assets and the Business associated therewith and to prevent any unfair advantage being conferred on the Restricted Parties, and (ii) the execution of this Agreement is a material inducement to Purchaser to complete the transactions contemplated by the APA.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the parties thereto.

9. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid or sent by overnight courier service as follows:

If to Purchaser:

DirectSat USA, LLC

1777 Sentry Parkway West

Gwynedd Hall Suite 302

Blue Bell, PA 19422

Attention: Chief Financial Officer

E-mail: rlejman@unitekgs.com

Facsimile No.: (267) 464-1703

Skylink, Ltd.

700 Rockwell Avenue

Findlay, OH 45840

Attention: Mr. John Larbus

E-mail: ___________________

Facsimile No.: _____________

With a copy to:

Bricker & Eckler LLP

100 South Third Street

Columbus, OH 43215

Attention: Gordon Litt, Esq.

E-mail: glitt@bricker.com

Facsimile No.: 614-227-2390

or at such other address as any party may specify by notice given to such other party in accordance with this Section 11. The date of giving of any such notice shall be the date of hand delivery, three (3) days after the date of the posting of the mail or the date after the date deposited with the overnight courier.

10. Waiver. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, any of similar or different nature, unless expressly so stated in writing.

11. Applicable Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law of such state. The parties hereto agree that any suit or proceeding arising out of this Agreement shall be brought only in the Commonwealth of Pennsylvania. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction. Should any clause, section or part of the this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of the this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

12. Successors. This Agreement shall be binding upon, and inure to the benefit of, Skylink and Purchaser and their respective successors and permitted assigns or heirs and personal representatives; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.

13. Headings. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and Restricted Parties and Purchaser may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15. Singular, Plural and Gender. Where necessary or appropriate to the meaning, the singular and plural shall be interchangeable, and words of any gender shall include all genders.

[balance of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

DIRECTSAT USA LLC

By: ___________________________

Name: Ronald J. Lejman

Title: Manager

RESTRICTED PARTIES: skylink, ltd. By: ____________________________ John Larbus, Managing Member	By: _______________________________ John Larbus, Individually

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (“Agreement”) is made as of this 14th day of September, 2012 (the “Effective Date”) between DirecSat USA, LLC, a Delaware limited liability company (“Purchaser”), and each of Messrs. Kenneth (“Cooper”), Nathan Larbus (“N. Larbus”), and Ben Larbus (“B. Larbus” and, collectively with Cooper and N. Larbus, the “Restricted Parties”). each residents of Ohio.

W I T N E S S E T H:

WHEREAS, Purchaser, Purchaser’s indirect parent, UniTek Global Services, Inc. (“UniTek”), and Restricted Parties’ employer, Skylink, LTD, and Mr. John Larbus are parties to an Asset Purchase Agreement (“APA”) dated the date hereof pursuant to which Purchaser is acquiring substantially all of the assets of Skylink used by Skylink to provide services (excluding call center and fleet repair services) with regards to video, internet and multi-dwelling unit fulfillment/installation for satellite television companies (the “Business”), as such assets are more particularly described in the APA (the “Transferred Assets”); and

WHEREAS, as officers of Skylink and in order to induce Purchaser to execute the APA and complete the transactions contemplated therein, the Restricted Parties, each of them jointly and severally, are willing to enter into this Agreement have agreed to restrict its activities following the Closing as hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Confidentiality. At all times after the Effective Date, the Restricted Parties shall not, at any time after the date hereof, use, disclose or divulge any information, knowledge and data that is not generally known to the public (other than by act or acts of the individual(s) against whom the Purchaser is attempting to enforce this provision) that the Restricted Parties may have relating to any one or more of the aspects of the present and past business or finances of the Transferred Assets and the Business or any of its predecessors, including, but not limited to, patents and patent applications, inventions and improvements, whether patentable or not, development projects, policies, processes, formulas, techniques, know-how, technical information, and other facts relating to products, services, sales, advertising, promotions, financial matters, vendors, customers, customer lists, customer purchases or requirements, licenses or trade secrets, including, without limitation, all unpublished information and all information and data which is not generally available to the industry) (collectively, “Confidential Information”) to any other Person, except with the written consent of Purchaser or except as otherwise required by law or regulation, provided, however, that (i) before disclosing any Confidential Information to any other Person pursuant to any such requirement of law or regulation, the Restricted Parties shall notify the Purchaser in writing of such requirement within two business days of the Restricted Parties receiving notice of such requirement, and (ii) the Restricted Parties shall have the right to use Confidential Information to enforce and exercise, as applicable, their respective rights and obligations under the APA, the Transaction Documents (as defined in the APA) and the other documents executed and delivered in connection therewith.

2. Non-Competition. For a period ending on three (3) years after the Effective Date, the Restricted Parties shall not, in any geographic market in which Purchaser or its affiliate’s are operating at the Closing (as defined in the APA), including the geographic markets in which Skylink is operating at Closing, all as set forth on Exhibit A hereto (the “Restricted Territory”), directly or indirectly own, manage, operate, control or participate in any other partnership, corporation, trust, association, limited liability company or any other type of entity or organization (collectively “Person”) engaged in or planning to become engaged in the business of providing outsourced services to the telecommunications, satellite, broadband cable, cellular/wireless tower, utility, power, management services, government, public safety, security or home services industries, or that otherwise competes with Unitek or any of its Affiliates within the Territory (a “Competing Business”) substantially similar to the Business, or provide to any such Competing Business any advice or services related to the Business; provided, however, that the Restricted Parties may (i) provide outsourced call center services and fleet repair services utilizing the Excluded Assets (as defined in the APA) or otherwise to any Person engaged in or planning to become engaged in any of the above-referenced industries, and (ii) purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities and Exchange Act.

3. Business Relationships. For period of three (3) years from the Effective Date, the Restricted Parties shall not directly or indirectly cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor or other business relation of Purchaser either before or after the Closing, to cease doing business with Purchaser, to deal with any competitor of Purchaser, or interfere with its relationship with Purchaser.

4. Non-Solicitation of Employees and Subcontractors. For period of three (3) years after the Effective Date, Restricted Parties shall not directly or indirectly knowingly solicit for hire or attempt to solicit for hire any employee or independent contractor of Purchaser or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors. Notwithstanding the foregoing, the Restricted Parties or their affiliates may hire a former employee or independent contractor after one (1) year after such person or entities’ termination with Purchaser, or such longer time period contained in any agreement between such person or entity and Purchaser.

5. Remedy. The Restricted Parties agree that the remedy at law for any breach or threatened breach of the provisions of Sections 1 through 4 hereof will be inadequate and that any breach or attempted breach would cause immediate and permanent damage to Purchaser which would be impossible to ascertain, and therefore the Restricted Parties agree and consent that, in the event of such breach or threatened breach, Purchaser shall be entitled to injunctive relief to compel the Restricted Parties to refrain from the actions prohibited under such Sections. Such injunctive relief shall be in addition to any and all other legal and equitable remedies available to Purchasers for such breach or threatened breach, including recovery of damages.

6. Unenforceable Provisions. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Agreement is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7. Acknowledgment. The Restricted Parties hereby acknowledge that (i) the provisions of this Agreement are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Transferred Assets and the Business associated therewith and to prevent any unfair advantage being conferred on the Restricted Parties, and (ii) the execution of this Agreement is a material inducement to Purchaser to complete the transactions contemplated by the APA.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the parties thereto.

9. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid or sent by overnight courier service as follows:

If to Purchaser:

DirectSat USA, LLC

1777 Sentry Parkway West

Gwynedd Hall Suite 302

Blue Bell, PA 19422

Attention: Chief Financial Officer

E-mail: rlejman@unitekgs.com

Facsimile No.: (267) 464-1703

Skylink, Ltd.

700 Rockwell Avenue

Findlay, OH 45840

Attention: Mr. John Larbus

E-mail: ___________________

Facsimile No.: _____________

With a copy to:

Bricker & Eckler LLP

100 South Third Street

Columbus, OH 43215

Attention: Gordon Litt, Esq.

E-mail: glitt@bricker.com

Facsimile No.: 614-227-2390

or at such other address as any party may specify by notice given to such other party in accordance with this Section 11. The date of giving of any such notice shall be the date of hand delivery, three (3) days after the date of the posting of the mail or the date after the date deposited with the overnight courier.

10. Waiver. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, any of similar or different nature, unless expressly so stated in writing.

11. Applicable Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law of such state. The parties hereto agree that any suit or proceeding arising out of this Agreement shall be brought only in the Commonwealth of Pennsylvania. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction. Should any clause, section or part of the this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of the this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

12. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Purchaser and its respective successors and permitted assigns or heirs and personal representatives; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.

13. Headings. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and Restricted Parties and Purchaser may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15. Singular, Plural and Gender. Where necessary or appropriate to the meaning, the singular and plural shall be interchangeable, and words of any gender shall include all genders.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

DIRECTSAT USA LLC

By: ___________________________

Name: Ronald J. Lejman

Title: Manager

RESTRICTED PARTIES: By: ____________________________ Kenneth Cooper	By: _____________________________ Nathan Larbus
By: ____________________________ Ben Larbus

EXHIBIT A

Restricted Territory

Alabama

Arkansas

Arizona

California

Connecticut

District of Columbia

Delaware

Florida

Georgia

Iowa

Illinois

Indiana

Kentucky

Louisiana

Maryland

Minnesota

Missouri

Mississippi

North Carolina

Nebraska

New Jersey

Nevada

New York

Ohio

Oklahoma

Pennsylvania

Tennessee

Texas

Virginia

Wisconsin

West Virginia

EXHIBIT G

Form of Confidentiality Agreement

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In connection with my employment by DIRECTSAT USA, LLC (the “Company”), which commences on the date of this Agreement pursuant to an employment letter between the Company and me dated today, and in connection with the asset purchase transaction consummated pursuant to the Asset Purchase Agreement, dated September 14, 2012, between DIRECTSAT USA, LLC, as purchaser, and my employer, SKYLINK LTD and a certain other selling party named therein, I hereby agree with the Company as follows:

1.	I will not at any time, whether during or after the termination of my employment with the Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any Confidential Information (defined below) of the Company other than as required by law or in the ordinary course of the Company’s business. I will not, either during or after my employment with the Company, directly or indirectly copy, reproduce or remove from the Company’s premises, except in the ordinary course of Company business, any Confidential Information of the Company (in any medium). All Confidential Information and all documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by me in the course of my employment by the Company are and shall remain the sole property of the Company and all originals and copies thereof shall be delivered to the Company upon termination of my employment for whatever reason.

The restrictions set forth in the Section 1 will not apply to Confidential Information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by me or my representatives in violation of this Agreement. This exception will not affect the application of any other provisions of this Agreement to such information in accordance with the terms of such provision.

The term “Confidential Information” includes all information of any nature and in any form which at the time or times concerned is not generally known to the public, other than by act or acts of any person not authorized by the Company to disclose such information, and which relates to any one or more of the aspects of the present and past business or finances of the Company or any of its predecessors, including, but not limited to, patents and patent applications, inventions and improvements, whether patentable or not, development projects, policies, processes, formulas, techniques, know-how, technical information, and other facts relating to products, services, sales, advertising, promotions, financial matters, vendors, customers, customer lists, customer purchases or requirements, licenses or trade secrets, including, without limitation, all unpublished information and all information and data which is not generally available to the industry).

2.	During the Term of this Agreement and for a period of one year from the date of termination of my employment from Company for any reason, I shall not directly or indirectly, solicit, hire, or entice any of the following to cease, terminate or reduce any relationship with the Company or to divert any business from the Company: (a) any person who was an employee of the Company during the one year period immediately preceding the termination of my employment; (b) any consultant, independent contractor or supplier of the Company; (c) any customer or client of the Company; or (d) any prospective customer or client of the Company from whom I solicited business within the last year of my employment. Further, I will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or arrangements between the Company and any person or entity described in sub-sections (a), (b), (c) or (d).

3.	Non-Competition Restrictions. During the Non-Competition Period (as defined below), I will not, anywhere in the Territory (as defined below), directly or indirectly, alone or as principal, agent, employee, officer, director, trustee, employer, consultant, investor or partner, enter the employ of, or render services to, or own any stock or any other ownership interest in, or make any financial investment in, any person, business or entity which is a Competitor (as defined below); provided, however, that the ownership of not more than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system shall not constitute a violation of this Section 3. For purposes of this Agreement, a business or entity shall be considered a “Competitor” as of any point in time during the Non-Competition Period if it engages in the business of full service satellite contracting providing services with regards to video, internet and multi-dwelling unit fulfillment/installation for satellite television companies in the Territory (the “Business”). For purposes of this Agreement, the “Non-Competition Period” shall mean the period commencing on the Effective Date and ending one (1) year after the date Employee’s employment is terminated. For purposes of this Agreement, “Territory” means anywhere in the United States of America.

4.	If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

5.	I understand that the restrictions set out in this Agreement are intended to protect the Company’s interest in its secret proprietary or confidential information and established customer relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. In addition, I further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced, that it would be difficult to measure any damages caused to the Company which might result from any breach by me of the promises set forth in this Agreement, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, I agree that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining me from an actual or threatened breach of such covenants.

8.	I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

9.	Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

10.	My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

11.	The term “Company” shall include, but is not limited to UniTek Global Services, DirectSat USA, LLC, FTS USA, LLC, Advanced Communications USA, Inc., Nexlink Global Services, Inc. (including, without limitation, its Pinnacle Wireless division), past, present and future officers, shareholders, directors, attorneys, employees, owners, insurers and agents, and their respective successors and assigns, and, if Company becomes a wholly-owned subsidiary of another entity (“Purchaser”), the Purchaser and its subsidiaries, parents, divisions, and affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

12.	I acknowledge that the Company has encouraged me to seek the advice of counsel of my choosing to advise me with respect to this Agreement, and that I have had sufficient time to review this Agreement with any such counsel.

13.	This Agreement shall be governed by and construed in accordance with the domestic laws of the State in which I am principally employed by the Company, set forth below my signature, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court in such State or in any state court in the principal county in which I am so employed, and I hereby waive any objection which I may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submit to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding, shall be effective against me if given as provided herein. Nothing herein contained shall be deemed to affect the right of company to serve process in any other manner permitted by law or to commence legal proceedings in any jurisdiction other than such State. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by me of my obligations hereunder.

14.	If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement this ______ day of September, 2012.

_________________________________________

_________________________________________

Address

___________________________________________

[insert employee name]

Principal State and County of Employment

Agreed and Accepted as of the ____ day of ________________, 2012:

DIRECTSAT USA, LLC

By:________________________

Name: Dan Yannantuono

Title: Chief Executive Officer

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